Exhibit 99

STOCK PURCHASE AGREEMENT

BY AND AMONG

IHFC ACQUISITION COMPANY LLC,

INTERNATIONAL HOME FURNISHINGS CENTER, INC.,

AND

THE SHAREHOLDERS OF

INTERNATIONAL HOME FURNISHINGS CENTER, INC.

DATED FEBRUARY 25, 2011

Page

ARTICLE I	DEFINITIONS	1

Section 1.1	Defined Terms	1

ARTICLE II	DESCRIPTION OF TRANSACTION	15

Section 2.1	Agreement to Purchase and Sell	15

Section 2.2	Downpayment	15

Section 2.3	Payments on Closing	16

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED ENTITIES	19

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(continued)

		Page

Section 3.22	Legal Proceedings; Orders	45

Section 3.23	Finder’s Fee	45

Section 3.24	Certain Payments	45

Section 3.25	Full Disclosure	46

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	46

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	49

Section 5.1	Corporate Existence and Power	49

Section 5.2	Authorization; Binding Nature of Agreement	49

Section 5.3	Absence of Restrictions; Required Consents	49

Section 5.4	Brokers’ Fees	50

ARTICLE VI	CERTAIN COVENANTS AND AGREEMENTS	50

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(continued)

ARTICLE VII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	66

ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND EACH SHAREHOLDER	69

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(continued)

		Page

Section 8.1	Accuracy of Representations	69

Section 8.2	Performance of Covenants	69

Section 8.3	Purchaser Compliance Certificate	69

Section 8.4	Ancillary Agreements and Deliveries	69

Section 8.5	No Restraints	69

Section 8.6	Consents	70

ARTICLE IX	CLOSING	70

Section 9.1	Closing	70

Section 9.2	Shareholder and Company Closing Deliveries	70

Section 9.3	Purchaser Closing Deliveries	72

ARTICLE X	TERMINATION	73

Section 10.1	Termination Events	73

Section 10.2	Effect of Termination	74

ARTICLE XI	INDEMNIFICATION	74

ARTICLE XII	MISCELLANEOUS PROVISIONS	83

Section 12.1	Shareholder Representative Committee	83

Section 12.2	Further Assurances	85

Section 12.3	Fees and Expenses	86

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(continued)

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STOCK PURCHASE AGREEMENT, dated as of February 25, 2011, is entered into by and among IHFC Acquisition Company LLC, a Delaware limited liability company (the “Purchaser”), International Home Furnishings Center, Inc., a North Carolina corporation (the “Company”), and each of the shareholders of the Company set forth on Exhibit A (collectively, the “Shareholders” and each, individually, a “Shareholder”).

PRELIMINARY STATEMENT

Capitalized terms used herein have the meanings set forth or referred to in ARTICLE I.

The Shareholders, together with Joseph P. Rawley, own all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

Upon the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the Shares (other than 1,000 Shares owned by Joseph P. Rawley which are to be sold to the Company or to the Purchaser, as the Company’s assignee, pursuant to a separate purchase agreement on or prior to the Closing) in exchange for the consideration set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following terms have the indicated meanings when used herein:

(a) “Acquired Entities” means the Company and each of its Subsidiaries.

(b) “Acquisition Proposal” has the meaning set forth in Section 6.4(a).

(c) “Acquisition Transaction” means any transaction or series of transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving an Acquired Entity;

(ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any Real Property or a material portion of the business or assets of an Acquired Entity; or

(iii) any liquidation or dissolution of any of the Acquired Entities.

(d) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

(e) “Agreement” means this Stock Purchase Agreement, as amended from time to time.

(f) “All-Cash Scenario Payment” has the meaning set forth in Section 2.3(a)(i).

(g) “Audited 2010 Balance Sheet” has the meaning set forth in Section 3.6(a)(ii).

(h) “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(b).

(i) “Basket” has the meaning set forth in Section 11.2(a).

(j) “Bassett” means Bassett Furniture Industries, Incorporated, a Virginia corporation.

(k) “Bassett Confidentiality Agreement” has the meaning set forth in Section 6.11(a)(ii).

(l) “Bassett Equity Interest” means those certain equity interests of Holdco equal in value to the Bassett Equity Participation Amount to be issued to Bassett, having such rights and obligations as set forth in the Holdco Operating Agreement.

(m) “Bassett Equity Participation Amount” means $2,400,000.

(n) “Bassett Lease” shall mean Bassett’s existing lease of its showroom at the Real Property, a true and correct copy of which (including all amendments and supplements thereto) has been provided to Purchaser.

(o) “Bassett Letter Agreement” has the meaning set forth in Section 6.11(a)(ii).

(p) “Bassett Side Letter” has the meaning set forth in Section 7.14.

(q) “Bassett World Market Center Lease” has the meaning set forth in Section 7.13.

(r) “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

(s) “Casualty” has the meaning set forth in Section 6.16.

(t) “Closing” means the consummation of the purchase and sale of the Shares, as set forth in ARTICLE IX of this Agreement.

(u) “Closing Date” means the date on which the Closing occurs.

(v) “Closing Date Mortgage Loan Balance” means the sum of the outstanding principal balance and any accrued interest as of the Closing Date of the First Mortgage Loan minus $2,000,000 as partial credit for the $3,200,000 debt service reserve held by Lender pursuant to the terms of the First Mortgage Loan.

(w) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(x) “Company” has the meaning set forth in the Preamble.

(y) “Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Acquired Entity or to which any Acquired Entity makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which any Acquired Entity has any liability or obligation.

(z) “Company Common Stock” means the common stock, no par value per share, of the Company.

(aa) “Company Compliance Certificate” has the meaning set forth in Section 7.3.

(bb) “Company Confidentiality Agreement” has the meaning set forth in Section 6.11(a)(iii).

(cc) “Company Constituent Documents” has the meaning set forth in Section 3.2.

(dd) “Company Contract” means any Contract, including any amendment or supplement thereto, (i) to which any of the Acquired Entities is a party, (ii) by which any of the Acquired Entities or any of their respective assets is or may become bound or under which any of the Acquired Entities has, or may become subject to, any liability or obligation or (iii) under which any of the Acquired Entities has or may acquire any right or interest.

(ee) “Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered to the Purchaser on behalf of the Shareholders and the Acquired Entities, or, to the extent updated as contemplated by Section 6.3(c), delivered to the Purchaser on the date two Business Days before the Closing Date.

(ff) “Company Financial Statements” has the meaning set forth in Section 3.6(a).

(gg) “Company Intellectual Property” means all Intellectual Property owned by, licensed to or used by any of the Acquired Entities.

(hh) “Company IT Systems” has the meaning set forth in Section 3.12(e).

(ii) “Company Rights” has the meaning set forth in Section 3.5(c).

(jj) “Condemnation” has the meaning set forth in Section 6.15.

(kk) “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, sublease, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

(ll) “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. The terms “Controlled” and “Controlling” have correlative meanings hereunder.

(mm) “Designated Shareholder Representative” has the meaning set forth in Section 12.1(c).

(nn) “Direct Claim” has the meaning set forth in Section 11.6(c).

(oo) “Downpayment” has the meaning set forth in Section 2.2.

(pp) “Downpayment Escrow Agreement” means that certain Escrow Agreement dated as of the date of this Agreement by and among the Purchaser, the Escrow Agent and each member of the Shareholder Representative Committee relating to the deposit, holding, investment and disbursement of the Downpayment.

(qq) “Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (i) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (ii) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is Tax-qualified under the Code), (iii) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (iv) each other employee benefit plan, fund, program, agreement or arrangement.

(rr) “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction), except any such encumbrances as are specifically created by the terms of this Agreement.

(ss) “Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(tt) “Environmental Law” means any federal, state, local or foreign Law, now or hereafter in effect, relating to pollution or protection of human health and/or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of Materials of Environmental Concern, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Materials of Environmental Concern); any state or local counterparts or equivalents, in each case as amended from time to time.

(uu) “Environmental Reports” means:

(i) that certain Phase I Environmental Site Assessment Report, Project No. 10396003, dated January 10, 2011, prepared by Golder Associates NC, Inc. for certain properties of the Acquired Entities located in High Point, North Carolina and more particularly described or identified in such Report;

(ii) all documents relating to environmental matters listed in Section 3.19(c) of the Company Disclosure Schedule and provided to the Purchaser pursuant to Section 3.19(c) on or prior to the date of this Agreement; and

(iii) all other documents, if any, containing environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by any of the Acquired Entities and obtained by the Purchaser from any source other than the Acquired Entities on or prior to the date of this Agreement.

(vv) “Equity Roll-Over Scenario Payment” has the meaning set forth in Section 2.3(b)(i).

(ww) “ERISA” means the United States Employee Retirement Income Security Act of 1974.

(xx) “ERISA Affiliate” means any Person that together with any Acquired Entity would be deemed a “single employer” within the meaning of Section 414 of the Code.

(yy) “ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

(zz) “Escrow Agent” means The Title Company of North Carolina, a North Carolina corporation.

(aaa) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and, the rules and regulations promulgated thereunder.

(bbb) “Excluded Contracts” has the meaning set forth in Section 6.14.

(ccc) “Expiration Date” means April 29, 2011.

(ddd) A “Final Tax Settlement” shall be deemed to have occurred when both of the following events have occurred:

(i) There shall have occurred a resolution, in the reasonable judgment of the Purchaser and the Designated Shareholder Representative, of all of the open issues arising in connection with the IRS examination for the 2009 fiscal year, and any of the following shall have occurred:

(1) execution of a closing agreement under Internal Revenue Code section 7121;

(2) execution of Form 4549 (Income Tax Examination Changes) by the Company;

(3) execution of Form 870-AD (Offer to Waive Restrictions on Assessment and Collection of Tax Deficiency and to Accept Over-assessment) by the Company;

(4) the receipt of correspondence by the Company from the IRS that it has accepted the reported Tax liability without change (and a delivery of a copy of that correspondence to the Purchaser); and

(5) the receipt by the Company of any other written correspondence executed by the IRS and the Company resolving the examination of the 2009 fiscal year; and

(ii) Payment in full by the Company of all amounts required to settle in full with the IRS in respect of the 2009 fiscal year.

(eee) “First Mortgage Loan” means the first mortgage loan from Lender to IHFC Properties in the original principal amount of $103,200,000 and secured by all of IHFC Properties’ right, title and interest in and to certain rent payments from the Real Property and in and to certain other accounts created pursuant to the First Mortgage Loan Documents.

(fff) “First Mortgage Loan Agreement” means that certain loan agreement, dated as of August 2, 2010 by and between IHFC Properties, as borrower, and Lender, as lender.

(ggg) “First Mortgage Loan Documents” means the First Mortgage Loan Agreement and all other documents evidencing, securing or delivered in connection with the First Mortgage Loan.

(hhh) “FMLA” means the United States Family and Medical Leave Act.

(iii) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(jjj) “General Indemnity Escrow Amount” has the meaning set forth in Section 2.3(c)(i)(2).

(kkk) “Governmental Authorization” means any (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (ii) right under any Contract with any Governmental Body.

(lll) “Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature,

(ii) federal, state, local, municipal, foreign, supranational or other government or (iii) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

(mmm) “Ground Lease” means that certain lease, dated June 1, 1973, by and between the City of High Point, as lessor, and Southern Furniture Exposition Building, Inc., as lessee, as amended.

(nnn) “Holdco” means High Point Acquisition Holdings LLC, a Delaware limited liability company.

(ooo) “Holdco Operating Agreement” means the limited liability company agreement of Holdco.

(ppp) “IHFC Properties” means IHFC Properties, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

(qqq) “Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

(rrr) “Indemnifying Party” means a Person providing an indemnity under ARTICLE XI.

(sss) “Indemnity Escrow Agreement” means that certain Escrow Agreement to be entered into at Closing by and among the Purchaser, the Escrow Agent and each member of the Shareholder Representative Committee, substantially in the form attached hereto as Annex A.

(ttt) “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (iv) all industrial designs and any registrations and applications therefor; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including all rights in and to the names “International Home Furnishings Center”, “IHFC” and “High Point Market” and any accompanying logos and to the website “www.ihfc.com”; (vi) all computer software, databases and data collections and all rights therein; (vii) all moral and economic rights of authors and inventors, however denominated; and (viii) any similar or equivalent rights, and all copies and tangible embodiments (in whatever form or medium), to any of the foregoing.

(uuu) “IRS” has the meaning set forth in Section 3.16(b).

(vvv) “Knowledge”

(i) Subject to clauses (ii) and (iii) of this definition, an individual or Entity shall be deemed to have “Knowledge” of a particular fact or other matter if such individual or a Representative of such Entity, as applicable, is actually aware of such fact or other matter.

(ii) Notwithstanding clause (i) above, an Acquired Entity shall be deemed to have “Knowledge” of a particular fact or other matter if, and only if, either Tom Mitchell or Ed Thomas is actually aware of such fact or other matter, or if either of such individuals would have had knowledge of such fact or other matter following a reasonable investigation if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s ordinary duties and responsibilities. An investigation consisting of appropriate inquires to managers reporting directly to Tom Mitchell or Ed Thomas, and having primary operational responsibility for the matter or facts under investigation, shall be deemed to be a reasonable investigation for such purposes.

(iii) Notwithstanding clause (i) above, an Entity that is a Shareholder shall be deemed to have “Knowledge” of a threatened Legal Proceeding if the individual appointed by such Shareholder to the Shareholder Representative Committee in accordance with Section 12.1(c) is actually aware of such threatened Legal Proceeding, or if such individual would have had knowledge of such threatened Legal Proceeding following a reasonable investigation if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s ordinary duties and responsibilities. An investigation consisting of appropriate inquiries to the senior management executive(s) of such Shareholder having overall management responsibility for overseeing Legal Proceedings of such Shareholder shall be deemed to be a reasonable investigation for such purposes.

(www) “Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(xxx) “Leased Real Property” means the parcels of real property of which any Acquired Entity is the lessee, sublessee, licensee or occupant (together with all fixtures and improvements thereon).

(yyy) “Leases” has the meaning set forth in Section 3.10(b).

(zzz) “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

(aaaa) “Lender” means Natixis Real Estate Capital LLC, a Delaware limited liability company, in its capacity as lender under the First Mortgage Loan, and its successors in interest as such lender.

(bbbb) “Lender Approvals” means all approvals of Lender of the transactions contemplated hereby and of the Purchaser as required under the terms of the First Mortgage Loan Documents.

(cccc) “Lender Assumption Fee” has the meaning set forth in Section 6.9(d).

(dddd) “Losses” means any and all claims, liabilities, obligations, damages, losses, penalties (including interest), fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether or not arising out of a Third-Party Claim.

(eeee) “Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Entities or the Real Property, (ii) the ability of the Company or a Shareholder to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iii) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock or other equity interests of the Acquired Entities; provided, that any such effect resulting from or arising in connection with the following shall not constitute a “Material Adverse Effect” and shall be excluded from any determination as to whether a “Material Adverse Effect” has occurred or exists or would reasonably be expected to occur or exist: (A) the entering into of this Agreement or any public announcement or consummation of the transactions contemplated hereby, (B) any change or condition from and after the date hereof generally affecting the furniture industry that does not have a materially disproportionate effect on the Acquired Entities relative to other participants in the furniture industry, (C) any change from and after the date hereof in economic, financial market, regulatory or political conditions generally (including, without limitation, any change in interest rates) that does not have a materially disproportionate effect on the Acquired Entities relative to other participants in the industries in which the Acquired Entities conduct their business, (D) any outbreak or substantial worsening of war or hostilities in which the United States is involved, or terrorist act, calamity, natural disaster or crisis within, or involving, the United States or its properties or citizens (other than, in the case of this clause (D), any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of any of the Acquired Entities) or (E) any change in applicable Law or accounting principles or official binding interpretations thereof. For the avoidance of doubt, the parenthetical carve-out in clause (D) above shall apply only for purposes of determining whether the conditions precedent to the obligations of the Purchaser under ARTICLE VII have been satisfied; provided, that nothing herein shall limit any of the Purchaser’s rights under Section 6.16 in the event of a Casualty.

(ffff) “Material Contracts” has the meaning set forth in Section 3.13(a).

(gggg) “Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment, including, but not limited to (i) substances that are defined or listed, in, or otherwise classified pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse affect on human health or the environment, (ii) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) non-encapsulated asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (vii) infectious waste.

(hhhh) “Net Operating Income Target” means $24,200,000.

(iiii) “NLRB” means the United States National Labor Relations Board.

(jjjj) “North Carolina Act” has the meaning set forth in Section 12.7(b).

(kkkk) “Notice of Claim” has the meaning set forth in Section 11.6(c).

(llll) “Order” means any order, writ, decree, judgment, stipulation, injunction or similar action or agreement.

(mmmm) “Ordinary Course Work” has the meaning set forth in Section 3.10(l).

(nnnn) “Owned Real Property” means the parcels of real property which any Acquired Entity owns in fee (together with all fixtures and improvements thereon).

(oooo) “Per Claim Threshold” has the meaning set forth in Section 11.2(a).

(pppp) “Permitted Encumbrance” means:

(i) any Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code);

(ii) in the case of the Real Property, the deed of trust and assignment of rents and leases securing the First Mortgage Loan, zoning, building and other codes, ordinances and laws, general service utility easements and those certain exceptions to title set forth on Exhibit 1.1(pppp), or as shown on any title insurance commitment attached hereto as Exhibit 1.1(pppp);

(iii) inchoate mechanics’ and materialmens’ lien rights of contractors or subcontractors of an Acquired Entity furnishing labor or materials to the Real Property for Ordinary Course Work;

(iv) those Encumbrances created pursuant to the First Mortgage Loan Documents; and

(v) those Encumbrances approved by the Purchaser, in its sole discretion, on or before the Closing Date.

(qqqq) “Person” means any individual, Entity, Governmental Body or other organization.

(rrrr) “Pre-Closing Period” has the meaning set forth in Section 6.1(a).

(ssss) “Purchaser” has the meaning set forth in the Preamble.

(tttt) “Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Acquired Entities following the Closing), their respective Representatives and the heirs, executors, successors and assigns of any of the foregoing.

(uuuu) “Purchaser Losses” has the meaning set forth in Section 11.1.

(vvvv) “Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

(wwww) “Purchaser’s Taxable Periods” has the meaning set forth in Section 6.10(a)(ii).

(xxxx) “Real Property” means the Leased Real Property and the Owned Real Property.

(yyyy) “Recent Related Party” means (i) each individual who is, or who has at any time within the sixty (60) calendar months preceding the date of this Agreement been, an officer or director of any Acquired Entity, (ii) each member of the immediate family of each of the individuals referred to in clause (i) above and (iii) any trust or other Entity (other than the Acquired Entities) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

(zzzz) “Registered Company Intellectual Property” has the meaning set forth in Section 3.12(a).

(aaaaa) “Related Agreements” means the Purchaser Related Agreements and the Shareholder Related Agreements.

(bbbbb) “Related Party” means (i) each individual who is, or who has at any time been, an officer or director of any Acquired Entity, (ii) each member of the immediate family of each of the individuals referred to in clause (i) above and (iii) any trust or other Entity (other than the Acquired Entities) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

(ccccc) “Release” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

(ddddd) “Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and other representatives of such Person.

(eeeee) “SEC” means the United States Securities and Exchange Commission.

(fffff) “Section 7.1(b) Closing Rep and Warranty” and “Section 7.1(b) Closing Reps and Warranties” have the meanings set forth in Section 7.1(b).

(ggggg) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

(hhhhh) “SERP” means (i) the Company’s Supplemental Executive Retirement Plan originally dated December 4, 1991 and amended and restated as of November 1, 2005 and November 1, 2008 and (ii) the Agreement, dated as of December 15, 2009, by and between the Company and Thomas Mitchell regarding deferred compensation benefits payable to Thomas Mitchell.

(iiiii) “SERP Adjustment” means the amount, if any, by which the cost of terminating the SERP on or prior to Closing in accordance with Section 6.6(b) exceeds the amount of the accrued liability for the SERP as indicated on the Audited 2010 Balance Sheet, as adjusted from the date of such statement until the date of termination for accruals of such liability in a manner consistent with prior periods.

(jjjjj) “Shareholder” and “Shareholders” have the meanings set forth in the Preamble.

(kkkkk) “Shareholder Compliance Certificate” has the meaning set forth in Section 7.3.

(lllll) “Shareholder Indemnified Parties” means the Shareholders and their respective Representatives and the heirs, executors, successors and assigns of any of the foregoing.

(mmmmm) “Shareholder Losses” has the meaning set forth in Section 11.4.

(nnnnn) “Shareholder Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by or on behalf of the Company, the Shareholder Representative Committee or a Shareholder in connection with the transactions contemplated hereby.

(ooooo) “Shareholder Representative Committee” means the Shareholder Representative Committee appointed as representatives of the Shareholders pursuant to Section 12.1 and having such rights, duties, responsibilities and obligations as set forth in this Agreement.

(ppppp) “Shareholders’ Taxable Periods” has the meaning set forth in Section 6.10(a)(i)(1).

(qqqqq) “Shares” has the meaning set forth in the Recitals.

(rrrrr) “Subsidiary.” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (i) has the power to direct the management or policies of such Entity or (ii) owns, beneficially or of record, (1) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (2) at least 50% of the outstanding equity or financial interests of such Entity.

(sssss) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

(ttttt) “Tax Escrow Amount” shall be determined as follow:

(i) if, on or prior to the Closing Date, a Final Tax Settlement has occurred, the Tax Escrow Amount shall be zero.

(ii) if, on or prior to the Closing Date, a Final Tax Settlement has not occurred, the Purchaser and the Designated Shareholder Representative shall attempt to agree on an amount sufficient, with a reasonable margin of safety, to fully secure the Purchaser’s right to indemnification under Section 11.1(b)(vi). If agreement is reached prior to the Closing Date, the Tax Escrow Amount shall be the amount so agreed. If agreement is not reached prior to the Closing Date, the Tax Escrow Amount shall be $5,000,000.

(uuuuu) “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(vvvvv) “Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with ARTICLE X.

(wwwww) “Third-Party Claim” has the meaning set forth in Section 11.6(a).

(xxxxx) “Title Documents” has the meaning set forth in Section 3.10(c).

(yyyyy) “Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of an Acquired Entity or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by an Acquired Entity or a Shareholder for the benefit of an Acquired Entity or a Shareholder in connection with the transactions contemplated by this Agreement.

(zzzzz) “Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

(aaaaaa) “WARN” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.

ARTICLE II

DESCRIPTION OF TRANSACTION

Section 2.1 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, each Shareholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Shareholder, all right, title and interest in and to the number of Shares set forth opposite such Shareholders’ name on Exhibit A, in each case, free and clear of all Encumbrances.

Section 2.2 Downpayment. As of the date hereof, the Purchaser has deposited $5,000,000 in cash (the “Downpayment”) in escrow with the Escrow Agent, such

Downpayment to be deposited, held, invested and disbursed in accordance with the terms of the Downpayment Escrow Agreement. At Closing, the Downpayment shall not be paid to the Shareholders but shall be transferred to and fund a portion of the General Indemnity Escrow Amount in accordance with the terms hereof and the Downpayment Escrow Agreement.

Section 2.3 Payments on Closing.

(a) All-Cash Scenario.

(i) If, on or prior to the Closing Date, the Purchaser and Bassett shall not have executed the Holdco Operating Agreement on terms acceptable to both the Purchaser and Bassett, at Closing the Purchaser shall pay or cause to be paid by wire transfer to the Escrow Agent for distribution to the Shareholders as provided in Section 2.3(a)(ii), a cash payment equal to $275,000,000 less the sum of the following amounts:

(1) the Closing Date Mortgage Loan Balance;

(2) the SERP Adjustment;

(3) the Tax Escrow Amount;

(4) the General Indemnity Escrow Amount less that amount transferred from and funded by the Downpayment as specified in Section 2.3(c)(i)(2) below);

(5) the aggregate amount paid to Joseph P. Rawley in connection with the purchase of the Shares owned by Joseph P. Rawley pursuant to Section 7.17; and

(6) if a Final Tax Settlement has occurred prior to the Closing Date, an amount equal to the aggregate amount paid by the Acquired Entities pursuant to the Final Tax Settlement.

The cash payment amount described above in this Section 2.3(a)(i) is referred to herein as the “All-Cash Scenario Payment”).

(ii) The All-Cash Scenario Payment shall be allocated among and paid to the Shareholders by the Escrow Agent in a manner such that each Shareholder shall receive a cash amount equal to the product of:

(1) the All-Cash Scenario Cash Payment, and

(2) the percentage set forth opposite such Shareholder’s name on Exhibit A.

(b) Equity Roll-Over Scenario.

(i) If, on or prior to the Closing Date, the Purchaser and Bassett shall have executed the Holdco Operating Agreement on terms acceptable to both the Purchaser and Bassett:

(1) at Closing the Purchaser shall pay or cause to be paid by wire transfer to the Escrow Agent, for distribution to the Shareholders as provided in Section 2.3(b)(ii), a cash payment equal to $275,000,000 less the sum of the following amounts:

i. the Bassett Equity Participation Amount;

ii. the Closing Date Mortgage Loan Balance;

iii. the SERP Adjustment;

iv. the Tax Escrow Amount;

v. the General Indemnity Escrow Amount less that amount transferred from and funded by the Downpayment as specified in Section 2.3(c)(i)(2) below);

vi. the aggregate amount paid to Joseph P. Rawley in connection with the purchase of the Shares owned by Joseph P. Rawley pursuant to Section 7.17; and

vii. if a Final Tax Settlement has occurred prior to the Closing Date, an amount equal to the aggregate amount paid by the Acquired Entities pursuant to the Final Tax Settlement; and

(2) the Purchaser shall cause Holdco to issue to Bassett the Bassett Equity Interest.

The cash payment amount described above in Section 2.3(b)(i)(1) is referred to herein as the “Equity Roll-Over Scenario Payment”.

(ii) The Equity Roll-Over Scenario Payment shall be allocated among and paid to the Shareholders by the Escrow Agent as follows:

(1) each Shareholder other than Bassett shall receive a cash amount equal to the product of:

i. the All-Cash Scenario Payment, and

ii. the percentage set forth opposite such Shareholder’s name on Exhibit A; and

(2) Bassett shall receive a cash amount equal to the difference between:

i. the product of (x) the All-Cash Scenario Payment, and (y) the percentage set forth opposite Bassett’s name on Exhibit A; and

ii. the Bassett Equity Participation Amount.

(c) Escrowed Amounts.

(i) The Purchaser shall deliver or cause to be delivered to the Escrow Agent on the Closing Date:

(1) if the Tax Escrow Amount is not zero, an amount equal to the Tax Escrow Amount to secure payment of the Purchaser’s right to indemnification under Section 11.1(b)(vi), and

(2) an amount equal to $10,000,000 (the “General Indemnity Escrow Amount”), a portion of which shall be funded at Closing by the transfer of the Downpayment into an escrow account for this purpose pursuant to a joint written instruction to be delivered at Closing to the Escrow Agent by the Purchaser and the Designated Shareholder Representative and in accordance with the Downpayment Escrow Agreement, to secure payment of the Purchaser Indemnified Parties’ right to indemnification under Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) and Section 11.1(b)(v).

(ii) All such amounts are to be deposited, held, invested and disbursed pursuant to the terms of the Indemnity Escrow Agreement. None of the General Indemnity Escrow Amount or the Tax Escrow Amount shall, under any circumstance, be used to support any claim for indemnification of the Shareholder Indemnified Parties or the Shareholder Representative Committee. Each Shareholder shall be entitled to its pro rata share (based upon the percentage set forth opposite such Shareholder’s name on Exhibit A) of each of the Tax Escrow Amount and the General Indemnity Escrow Amount, if, as, when and to the extent that such pro rata share, or any portion thereof, is released from escrow to the Shareholders under the terms of the Indemnity Escrow Agreement.

(d) Shareholder Acknowledgments. Each Shareholder acknowledges and agrees as follows:

(i) payment by the Purchaser of the All-Cash Scenario Payment or the Equity Roll-Over Scenario Payment, as applicable, to the Escrow Agent as provided herein is being made at the request of each Shareholder and such payment, together with the payment by the Purchaser of the Downpayment, the Tax Escrow Amount and the General Indemnity Escrow Amount (a portion of which amount shall be transferred from and funded by the Downpayment as specified in Section 2.3(c)(i)(2) above) as provided herein, shall be deemed to have satisfied in full the obligations of the Purchaser under this Agreement to pay the purchase consideration for the Shares;

(ii) upon the Purchaser’s payment of the All-Cash Scenario Payment or the Equity Roll-Over Scenario Payment, as applicable, to the Escrow Agent as provided herein, the Purchaser shall be released from any and all liabilities with respect to payment of the purchase consideration for the Shares; and

(iii) the Purchaser shall have no responsibility for ensuring the proper distribution of the All-Cash Scenario Payment or the Equity Roll-Over Scenario Payment, as applicable, by the Escrow Agent to the Shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIRED ENTITIES

Except as set forth on the Company Disclosure Schedule, the Acquired Entities hereby, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as set forth below. The parties hereto acknowledge and agree that (i) each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection unless it is reasonably apparent from the content of a disclosed exception that the matters disclosed also pertain to the representations and warranties under a different section or subsection of this Agreement, and (ii) in order to avoid any misunderstanding, the Acquired Entities have included in the Company Disclosure Schedule information that may not have been required to be included because the information is not material, could not reasonably be expected to have a Material Adverse Effect and/or describes matters occurring in the ordinary course of business and any such inclusion shall not be deemed an acknowledgement or representation that such information is material, could reasonably be expected to have a Material Adverse Effect or describes events occurring outside the ordinary course of business or to establish any standard for, or define further the meaning of, such terms for purposes of this Agreement.

Section 3.1 Organization; Standing and Power; Subsidiaries.

(a) Each of the Acquired Entities is an Entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction listed on Section 3.1(a) of the Company Disclosure Schedule (except in such jurisdictions where the failure to be duly qualified or in good standing as a foreign corporation or limited liability company does not and would not be reasonably expected to result in a Material Adverse Effect), which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(b) Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, none of the Acquired Entities has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “International Home Furnishings Center” or “IHFC.”

(c) Section 3.1(c) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each Acquired Entity, (ii) the names of the members of each committee of the board of directors of each Acquired Entity, and (iii) the names and titles of the officers of each Acquired Entity.

(d) The Company has no Subsidiaries except for the Entities identified on Section 3.1(d)(i) of the Company Disclosure Schedule. Except for the Entities identified on Section 3.1(d)(ii) of the Company Disclosure Schedule, none of the Acquired Entities owns, nor has ever owned, beneficially or otherwise, any shares or other equity securities or other debt securities (other than intercompany payables and receivables in the ordinary course of business) of, or any direct or indirect equity or other financial interest in, any Entity. None of the Acquired Entities has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except for any guarantees delivered by the Acquired Entities in connection with the First Mortgage Loan and included in the First Mortgage Loan Documents, none of the Acquired Entities has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. None of the Acquired Entities nor any of their respective shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of any Acquired Entity.

Section 3.2 Organizational Documents; Records. The Company has delivered to the Purchaser true, correct and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company, (b) the certificate of formation and operating agreements, or similar organizational documents, including all amendments thereto, of each of the Company’s Subsidiaries, (c) the share records of each of the Acquired Entities and (d) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members of each of the Acquired Entities, the board of directors of each of the Acquired Entities and all committees of the board of directors of each of the Acquired Entities (the items described in (a), (b), (c) and (d) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders or members of any of the Acquired Entities, the board of directors of any of the Acquired Entities or any committee of the board of directors of any of the Acquired Entities that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and none of the Acquired Entities has taken any action that is inconsistent with the Company Constituent Documents. The books of account, share records, minute books and other records of each of the Acquired Entities are accurate and complete in all material respects, and have been maintained in accordance with all applicable Laws and prudent business practices.

Section 3.3 Authority; Binding Nature of Agreement.

(a) The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Shareholder Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company.

(b) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

(c) Upon the execution and delivery by or on behalf of the Company of each Shareholder Related Agreement to which it is a party, such Shareholder Related Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 Absence of Restrictions and Conflicts; Required Consents. Neither the execution, delivery or performance by the Company of this Agreement or any of the Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) contravene, conflict with or result in a violation of any provision of any Company Constituent Document;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements to which any Acquired Entity is a party or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Entities, or any of the assets owned, used or controlled by any of the Acquired Entities, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Entities or that otherwise relates to the business of the Acquired Entities or to any of the assets owned, used or controlled by any of the Acquired Entities;

(d) subject to the issuance of the Lender Approvals, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of any Acquired Entity under any such Company Contract, or charge any fee, penalty or similar payment to any Acquired Entity under any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to the Real Property or any asset owned or used by any of the Acquired Entities.

Except for the Lender Approvals and as set forth on Section 3.4 of the Company Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company of this Agreement or by any Acquired Entity of any Shareholder Related Agreement to which it is a party, or (ii) the consummation of any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements to which the Company is a party.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 481,628 shares have, as of the date of this Agreement, been issued and are outstanding. As of immediately prior to Closing, the only changes, if any, to the facts stated in the preceding sentence will be those resulting from the closing of the sale of all 1,000 shares of Company Common Stock owned by Joseph P. Rawley on or prior to the Closing in accordance with Section 7.17. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable. All of the outstanding shares of Company Common Stock are owned by the Shareholders other than 1,000 shares which are owned by Joseph P. Rawley. Other than the shares of capital stock listed on Exhibit A attached hereto, none of the Shareholders own any shares of capital stock or other equity securities of the Company or any option, warrant, right, call, commitment or right of any kind to have any such shares of capital stock or equity securities issued. All of the outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts.

(b) All of the outstanding limited liability company interests of the Subsidiaries of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer set forth in the First Mortgage Loan Documents and in the certificate of formation and operating agreement of each Subsidiary of the Company).

(c) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Acquired Entities, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Acquired Entities, (iii) Contract under which any Acquired Entity or any holder of equity or other securities of any Acquired Entity is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of such Acquired Entity, or (iv) condition or circumstance that, to the Knowledge of the Acquired Entities, may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of an Acquired Entity (clauses (i) through (iv) above, collectively, “Company Rights”). Except as contemplated by the First Mortgage Loan Documents and the certificate of formation and operating agreement of each Subsidiary of the Company, none of the Acquired Entities has issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by such Acquired Entity.

(d) Except as contemplated by the First Mortgage Loan Documents and the certificate of formation and operating agreement of each Subsidiary of the Company, none of the Acquired Entities is a party to or bound by any, and to the Knowledge of the Acquired Entities, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of any of the Acquired Entities.

(e) None of the Acquired Entities is now, or has ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

Section 3.6 Company Financial Statements; Undisclosed Liabilities; Closed System.

(a) Section 3.6(a) of the Company Disclosure Schedule includes true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i) the audited consolidated balance sheet of the Company as of October 31, 2009, and the related audited consolidated statements of income, shareholders’ equity and cash flow for the period then ended, together with the unqualified reports and opinions of the auditor relating thereto; and

(ii) the audited consolidated balance sheet of the Company as of October 31, 2010 (the “Audited 2010 Balance Sheet”), and the related audited consolidated statements of income, shareholders’ equity and cash flow for the period then ended, together with the unqualified reports and opinions of the auditor relating thereto.

(b) Each Company Financial Statement: (i) has been prepared in conformity with (1) the books and records of the Acquired Entities and (2) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents the consolidated financial position of the Acquired Entities as of the date stated in such Company Financial Statement and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Acquired Entities for the periods stated therein. No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c) The books and records of the Acquired Entities: (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (ii) are complete and correct. The Acquired Entities maintain proper and adequate internal accounting controls which provide reasonable assurance that (x) transactions are executed in accordance with management’s authorization, (y) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (z) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) Except for liabilities or obligations (1) that are fully reflected or provided for in the Company Financial Statements or (2) that since the date of the Audited 2010 Balance Sheet have arisen in the ordinary course of business, consistent with past practice, none of the Acquired Entities has:

(i) any liability or obligation that is required under GAAP to be set forth or reserved against or otherwise reflected on a balance sheet, or

(ii) any liability or obligation that is required to be set forth in the footnotes to a balance sheet prepared in accordance with GAAP.

(e) Since the date of the Audited 2010 Balance Sheet, none of the Acquired Entities has:

(i) redeemed any shares of capital stock or other equity interests or declared or paid any distributions or dividends to any of its equityholders;

(ii) made any payments to any employee other than payments of regular salary, employee benefits and expense reimbursements in the ordinary course of business and in a manner consistent with past practices; or

(iii) made any payments outside of the ordinary course of business except as contemplated by this Agreement.

Section 3.7 Absence of Changes. Since the date of the Audited 2010 Balance Sheet:

(a) no Material Adverse Effect has occurred;

(b) none of the Acquired Entities has entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the Shareholder Related Agreements and except as contemplated by the agreements and transactions contemplated hereby and thereby;

(c) none of the Acquired Entities has taken any action which, if it were taken after the date hereof and prior to the Closing, would constitute a breach of “(i)” through “(xix)” of Section 6.2(b); and

(d) none of the Acquired Entities has agreed to take, or committed to take, any of the actions referred to in clauses “(b)” or “(c)” above, except as contemplated by this Agreement.

Section 3.8 Title to and Sufficiency of Assets.

(a) The Acquired Entities have good, valid and transferable title to, or valid leasehold interests in, all of their properties and assets other than the Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) The property and other assets owned by the Acquired Entities or used under enforceable Company Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Acquired Entities to conduct their business after the Closing in accordance with their current and past practice and as presently planned by the current boards of directors of the Acquired Entities to be conducted.

Section 3.9 Bank Accounts; Receivables.

(a) Section 3.9(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of each of the Acquired Entities at any bank or other financial institution, including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b) All notes and accounts receivable of the Acquired Entities (i) are reflected properly on the books and records of the Acquired Entities, (ii) are valid and existing, (iii) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business and (iv) except as set forth on Section 3.9(b) of the Company Disclosure Schedule, to the Knowledge of the Acquired Entities, are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance or any dispute regarding the collectability thereof.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list and legal description of the Owned Real Property. The Acquired Entities have good and marketable, insurable, indefeasible (i) fee simple title to the Owned Real Property, (ii) leasehold title to the Leased Real Property and (iii) leasehold interest as tenant under the Ground Lease, in each case, subject to the Permitted Encumbrances.

(b) Section 3.10(b)(i) of the Company Disclosure Schedule includes a true, correct and complete list and legal description of the Leased Real Property, and Section 3.10(b)(ii) of the Company Disclosure Schedule includes a true, correct and complete list of the leases, licenses, subleases, occupancy agreements and other agreements pursuant to or under which Real Property is leased, subleased, licensed and/or occupied, including all amendments, modifications, supplements, extensions, waivers, guarantees, letters of credit and terminations to such leases (the “Leases”). Section 3.10(b)(iii) of the Company Disclosure Schedule includes a true, correct and complete rent roll and tenant delinquency report for the Real Property. Section 3.10(b)(iv) of the Company Disclosure Schedule includes a true, correct and complete list of all security deposits and letters of credit being held by any of the Acquired Entities. The Company has as of the date hereof made available to the Purchaser complete and correct copies of all Leases. None of the Acquired Entities is a party to any lease, sublease, license, occupancy agreement, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Real Property, except as set forth on Section 3.10(b)(ii) of the Company Disclosure Schedule. With respect to each Lease, (A) the Lease is legal, valid, binding, and enforceable according to its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, (B) no Acquired Entity nor, to the Knowledge of the Acquired Entities, any other party to such Lease, is in breach or default under such Lease, and no event or circumstance has occurred which, with notice or lapse of time or both or the happening or occurrence of any other event, would constitute a breach or default under such Lease by any Acquired Entity or, to the Knowledge of the Acquired Entities, any other party thereto, except in each case as disclosed in the rent roll and tenant delinquency report for the Real Property furnished in Section 3.10(b)(iii) of the Company Disclosure Schedule, (C) each Lease will continue to be legal, valid, binding, and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and will be in full force and effect immediately following the Closing, except for lease terminations permitted by the terms of this Agreement or as may result from actions that may be taken following the Closing, (D) except as set forth on Section 3.10(b)(v) of the Company Disclosure Schedule, no fixed rent has been paid more than one (1) month in advance of the due date of such installment and (E) the Acquired Entities do not owe any brokerage commissions, finder’s fees or amounts for tenant improvements with respect to any such Lease which brokerage commissions, finder’s fees or amounts for tenant improvements are not paid in full. As of the Closing, no portion of any security deposit (including any letter of credit given as security for any Lease) given to secure the performance under any Lease has been applied, and no portion of any security deposit (or letter of credit) given to secure the performance of an opposite party under any of the Leases has been applied so as to diminish the Acquired Entities’ future interest therein.

(c) True, correct and complete copies of all deeds, title insurance commitments and policies, maps, plats, surveys and mortgages, and all agreements and other documents granting title to the Acquired Entities or otherwise affecting, encumbering or evidencing the state of title with respect to the Real Property and any supplements thereto which are in the possession or control of the Acquired Entities (collectively, the “Title Documents”) have been delivered to the Purchaser. With respect to the Title Documents, no breach or event of default on the part of any Acquired Entity, and no event or circumstance that, with the giving of notice or lapse of time or both or the happening or occurrence of any other event, would constitute a breach or event of default under any term, covenant or condition of any mortgage, easement, agreement or contract relating to the Real Property, has occurred and is continuing unremedied.

(d) All exhibition space, buildings, facilities, installations, fixtures and other structures and improvements necessary for the operation of the business of the Acquired Entities are located on and included in the Real Property.

(e) The Acquired Entities have received no notice that the activities now carried on in all buildings, facilities, installations, fixtures and other structures or improvements located on or at the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves located on the Real Property, (i) are in material violation of, or in material conflict with, any applicable zoning, environmental or health regulation or ordinance or any other Law, or any Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation, and (ii) encroach onto any adjoining land, except as shown on surveys of the Real Property heretofore delivered to or obtained by Purchaser. No parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others (other than Leased Real Property which is used pursuant to rights granted pursuant to the Leases). The Acquired Entities’ current use of the Real Property is permitted under the terms and provisions of the Leases. To the Acquired Entities’ Knowledge, the Real Property, in the aggregate, has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, that meet all material requirements for operation of the business of the Acquired Entities as currently conducted, and all utilities required for the operation of the Real Property either enter such Real Property through adjoining public streets or if they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements. There is no pending or, to the Knowledge of the Acquired Entities, threatened action, suit, proceeding or investigation to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use all or any part of the Real Property.

(f) Except as set forth in: (u) that certain Property Condition Report, dated as of April 21, 1998, prepared by Building Diagnostics, Ltd., (v) that certain Property Condition Assessment, dated as of November 16, 2000, prepared by Qore Property Sciences, (w) that certain Condition Assessment and Evaluation of Exterior Brick Veneer Facade, dated as of February 12, 2009, prepared by Sutton-Kennerly & Associates, (x) that certain proposal for professional engineering services, dated May 21, 2009, prepared by Sutton-Kennerly & Associates, (y) that certain proposal for professional engineering services, dated June 16, 2009, prepared by Seager Waterproofing, Inc., or (z) that certain Property Condition Assessment, dated as of July 20, 2010, prepared by DECA Real Estate Advisors, LLC, in the case of each of clauses (u) through (z) above, relating to certain properties of the Acquired Entities located in High Point, North Carolina and more particularly described or identified in such report or assessment:

(i) as of the date hereof, there exists no unrepaired damage with respect to any of the Real Property for which the Acquired Entities may be liable; and

(ii) all of the buildings, material fixtures and other improvements situated on the Real Property and used in the operation of the business of the Acquired Entities as currently conducted are in such good operating condition suitable for the purpose for which each is currently being utilized and have been maintained in accordance with practices customary to the industry and maintenance of such items has not been deferred beyond a reasonable time period.

(g) No binding commitment has been made by any Acquired Entity, or to the Knowledge of the Acquired Entities, by any Person, to any Governmental Body, utility company or any other Person relating to the Real Property or any part thereof which imposes upon or could impose upon the Acquired Entities an obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property, except as provided in the Ground Lease, the Leases and the First Mortgage Loan Documents.

(h) There are no special Taxes or assessments, or, to the Knowledge of the Acquired Entities, any pending public improvements that may result in a special Tax or assessment, with respect to any Real Property, and, to the Knowledge of the Acquired Entities, there is no special proceeding pending in which any Taxing authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof. The Acquired Entities have received no written or oral notice or communication with respect to any such special Tax or assessment, planned public improvement, or special proceeding pending or threatened.

(i) Except for the Permitted Encumbrances, neither any Real Property nor any Acquired Entity’s interest therein is subject to (i) any Encumbrances, (ii) any pending Order of a Governmental Body (and no Acquired Entity has received any written or oral notice or communication of any threatened Order of a Governmental Body), except as disclosed in the Environmental Reports, or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations materially impairing the use of the Real Property for the purposes for which it is currently being used.

(j) The Purchaser has been provided true, correct and complete copies of the First Mortgage Loan Documents, including any notes, mortgages, guarantees, environmental indemnities and reserve agreements entered into in connection with the First Mortgage Loan, and each such First Mortgage Loan Document is identified on Section 3.10(j) of the Company Disclosure Schedule. None of the Acquired Entities is in breach or default of the First Mortgage Loan or any of the First Mortgage Loan Documents.

(k) No Acquired Entity is in breach or default under the Ground Lease, and no event or circumstance has occurred which, with notice or lapse of time, or both,

or the happening or occurrence of any other event, would constitute a breach or default under the Ground Lease. The consent of the City of High Point to the transactions contemplated hereby is not required under the Ground Lease.

(l) Section 3.10(l) of the Company Disclosure Schedule sets forth a true, correct and complete list of all work currently being performed and all work currently planned to be performed but not yet commenced, in each case, in the ordinary course of business of the Acquired Entities and including any capital expenditures (“Ordinary Course Work”). The amount of all unpaid obligations for such Ordinary Course Work does not exceed $200,000 in the aggregate.

Section 3.11 Personal Property.

(a) All material items of tangible personal property and assets of the Acquired Entities (i) are in such good operating condition suitable for the purposes for which each is currently being utilized and (ii) were acquired and are usable in the regular and ordinary course of business. All of the tangible personal property and assets of the Acquired Entities are located at the Real Property.

(b) No Person other than the Acquired Entities owns any equipment or other tangible personal property or asset that is necessary to the operation of the business of the Acquired Entities, except for the leased equipment, property or assets listed on Section 3.11(b) of the Company Disclosure Schedule.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Body (“Registered Company Intellectual Property”) and (ii) all material unregistered Company Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with all Registered Company Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Registered Company Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Registered Company Intellectual Property.

(b) Each of the Acquired Entities owns, or is licensed or otherwise has the right to use, as detailed on Section 3.12(b) of the Company Disclosure Schedule, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with or otherwise material to the operation and conduct of its business, including the names “International Home Furnishings Center”, “IHFC” and “High Point Market” and any accompanying logos.

(c) To the Knowledge of the Acquired Entities, none of the Acquired Entities has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of the Acquired Entities, no Person is infringing upon or violating any Company Intellectual Property.

(d) None of the Acquired Entities is subject to any action, suit or proceeding, or outstanding Order (i) restricting in any manner the use, transfer or licensing by such Acquired Entity of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or the use thereof in conjunction with the leasing of the Real Property by the Company.

(e) Each of the Acquired Entities owns or has a valid right to access and use, and following Closing will own or have a valid right to access and use, all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain and operate data, tenant lists, rent rolls and other information and functions currently used in connection with the business of the Acquired Entities (the “Company IT Systems”). The Company IT Systems (i) operate and perform in all material respects as required in connection with, the operation of the business of the Acquired Entities as currently conducted, and (ii) do not, to the Knowledge of the Acquired Entities, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects not a part of the original design or software that (A) materially disrupt the performance of any Company IT Systems, except as disclosed in documentation accompanying such Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems.

(f) The Acquired Entities have taken, to their Knowledge, reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any Person, and to facilitate the continued, uninterrupted, and error-free operation of the Company IT Systems, including employing adequate security, maintenance, disaster recovery, redundancy, backup, archiving, and virus or malicious device scanning/protection measures. To the Knowledge of the Acquired Entities, no Person has gained unauthorized access to any Company IT Systems.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Contract (other than the First Mortgage Loan Documents and the Leases) (the “Material Contracts”):

(i) pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Real Property;

(ii) relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor currently employed by or retained by any of the Acquired Entities or any former employee, consultant or independent contractor to whom any of the Acquired Entities has any continuing obligations;

(iii) that contemplates or involves obligations (contingent or otherwise) of, or payments to, the Acquired Entities in excess of $50,000 in any calendar year;

(iv) pursuant to which any of the Acquired Entities (or any Person acting on behalf of any of the Acquired Entities) has delegated material authority with respect to the management of the Real Property to another Person;

(v) that (1) limits, or purports to limit, the ability of any Acquired Entity, or any shareholders, other equity holders or Representatives of any Acquired Entity (in their capacities as such), to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) would by its terms purport to be binding upon or impose any obligation upon the Purchaser or any of its Affiliates (other than the Acquired Entities), (3) contains any so called “most favored nation” provisions or any similar provision requiring any of the Acquired Entities to offer a third party terms or concessions (including levels of service) at least as favorable as offered to one or more other parties or (4) provides for “exclusivity,” preferred treatment or any similar requirement;

(vi) that relates to the sale or other disposition by any of the Acquired Entities of any portion of the Real Property;

(vii) that relates to the acquisition, issuance or transfer of any securities by any Acquired Entities;

(viii) that relates to the borrowing of money or the deferred purchase price of property, including bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts and is binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any of the Acquired Entities;

(ix) that relates to the creation of any Encumbrance (other than a Permitted Encumbrance) with respect to any asset of any of the Acquired Entities;

(x) that involves or incorporates any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(xi) that creates or relates to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii) that is a Contract by and between an Acquired Entity, on the one hand, and any shareholder of the Company or its Affiliates or any Recent Related Party, on the other hand;

(xiii) that provides for “earn outs,” “performance guarantees” or other similar contingent payments, by or to any of the Acquired Entities;

(xiv) that provides for capital expenditures or the acquisition or construction of fixed assets or improvements in excess of $200,000 in the aggregate;

(xv) that provides for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study on, adjacent or related to the Real Property, provided that any such Company Contract disclosed in the Environmental Reports. listed on Section 3.19(a) of the Company Disclosure Schedule or otherwise disclosed in the First Mortgage Loan Documents need not be listed on Section 3.13(a)(xv) of the Company Disclosure Schedule;

(xvi) that grants any Person an option or a right of first refusal, first offer or similar preferential right to purchase or acquire any assets of any Acquired Entity;

(xvii) that provides for the granting to or receiving from an Acquired Entity of a license, sublicense or franchise or under which any Person is obligated to pay to any Acquired Entity or has the right to receive from an Acquired Entity a royalty, license fee, franchise fee or similar payment;

(xviii) with any customer of any Acquired Entity that leased, subleased, licensed, sublicensed, occupied or had an interest in 30,000 or more square feet located at the Real Property during the 12-month period ended September 30, 2010;

(xix) that grants an outstanding power of attorney empowering any Person to act on behalf of any Acquired Entity;

(xx) that was entered into by an Acquired Entity outside the ordinary course of business or was inconsistent with any of the Acquired Entities’ past practice; and

(xxi) that has a term of more than 60 days and that may not be terminated by an Acquired Entity (without penalty or premium) within 60 days after the delivery of a termination notice by such Acquired Entity.

(b) The Company has delivered to the Purchaser true, correct and complete copies of all written Material Contracts (including all amendments and supplements thereto). Section 3.13(b) of the Company Disclosure Schedule provides a true, correct and complete description of the terms of each Material Contract that is not in written form. Each First Mortgage Loan Document and each Material Contract is valid and in full force and effect, and is enforceable by the Acquired Entities in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exception, and as of immediately following the Closing will continue to be legal, valid, binding and enforceable (subject to the Bankruptcy and Equity Exception and any actions taken or any failure to act by the Acquired Entities at the direction of Purchaser following Closing) on identical terms. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from any of the Acquired Entities, the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Material Contract other than the First Mortgage Loan Documents. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Acquired Entities has entered into or is bound by, and to the Knowledge of the Acquired Entities, no Real Property is bound by, any Material Contract.

(c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, none of the Acquired Entities or any other Person acting on any of the Acquired Entities’ behalf has given or received any notice of default under any of the First Mortgage Loan Documents or any of the Material Contracts that remains uncured or in dispute. None of the Acquired Entities has violated or breached, or committed any default under, any of the First Mortgage Loan Documents or any Material Contract, and, to the Knowledge of the Acquired Entities, no other Person has materially violated or breached, or committed any material default under, any of the First Mortgage Loan Documents or any Material Contract.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, there is no existing term, obligation, understanding or agreement that would modify any term of the First Mortgage Loan Documents or any written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(e) To the Knowledge of the Acquired Entities, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of the First Mortgage Loan Documents or any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under the First Mortgage Loan Documents or any Material Contract, (iii) upon receipt of the Lender Approvals, give any Person the right to accelerate the maturity or performance of the First Mortgage Loan Documents or any Material Contract or (iv) give any Person the right to cancel, terminate or modify the First Mortgage Loan Documents or any Material Contract.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, none of the Acquired Entities has waived any of its material rights under any First Mortgage Loan Document (except as expressly provided therein) or Material Contract.

Section 3.14 Compliance with Laws; Governmental Authorizations.

(a) Each of the Acquired Entities is, and at the Closing will be, in compliance in all material respects with all applicable Laws (other than any Laws applicable to the Real Property for which representations are set forth in Section 3.10). None of the Acquired Entities has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

(b) Section 3.14(b) of the Company Disclosure Schedule identifies each Governmental Authorization held by any of the Acquired Entities, and the Company and the Shareholders have delivered, or caused to be delivered, to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Acquired Entities are valid and in full force and effect and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Entities to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Entities is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations held by such Acquired Entity. None of the Acquired Entities has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 3.14(b) of the Company Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which would be violated or terminated upon the consummation of the transactions contemplated herein.

Section 3.15 Tax Matters.

(a) All Tax Returns due to have been filed by the Acquired Entities through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects. Section 3.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which each of the Acquired Entities does or is required to file Tax Returns. To the Knowledge of the Acquired Entities, no claim has been made by a Governmental Body in a jurisdiction where any of the Acquired Entities does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) All Taxes, deposits and other payments for which any Acquired Entity has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Acquired Entities, as applicable.

(c) Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Acquired Entities, shall be adequate based on the Tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of each of the Acquired Entities in any jurisdiction through the Closing Date.

(d) No extensions of time are now in effect with respect to the dates on which any Tax Returns were or are due to be filed by any Acquired Entity.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, all Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of any Acquired Entity have been paid in full, accrued on the books of the Acquired Entity, as applicable, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no claims have been asserted and no proposals or deficiencies for any Taxes of any Acquired Entity are being asserted, proposed or, to the Knowledge of the Acquired Entities, threatened, and no audit or investigation by a Governmental Body of any Tax Return of the any Acquired Entity is currently underway, pending or threatened.

(g) Each of the Acquired Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or to any other third party.

(h) There are no outstanding waivers or agreements between any Governmental Body and any Acquired Entity for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment or applications, procedures or appeals for Tax refund credit or abatement of any property owned or leased by any Acquired Entity or any other matter pending between an Acquired Entity and any Governmental Body.

(i) Except for Permitted Encumbrances, there are no Encumbrances for Taxes with respect to any Acquired Entity or the assets or properties of any Acquired Entity, nor is there any such Encumbrance that is pending and no Acquired Entity has received any written or oral notice or communication of any threatened Encumbrance.

(j) No Acquired Entity is a party to or bound by any Tax allocation or sharing agreement.

(k) No Acquired Entity has been a member of an “affiliated group” of corporations (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(l) No Acquired Entity has any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) Except as set forth on Section 3.15(m) of the Company Disclosure Schedule, none of the Tax Returns described in Section 3.15(a) contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(n) No Acquired Entity has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(o) Each of the Acquired Entities is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to Tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(p) No Acquired Entity has, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to any Acquired Entity nor has any Acquired Entity entered into any Tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

(q) Except with respect to intercompany transfers of funds in the ordinary course of business, since January 1, 2008, no Acquired Entity has, directly or indirectly, transferred property to or acquired property from any Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof, other than and except as set forth on Section 3.15(q) of the Company Disclosure Schedule.

(r) No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, except for any such changes resulting from the pending Tax audit of the Company’s 2009 fiscal year, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) cancellation of indebtedness income deferred under Section 108(i) of the Code.

(s) No Acquired Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t) No Acquired Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

Section 3.16 Employee Benefit Plans. The representations and warranties of the Acquired Entities set forth in this Section 3.16 are the only representations and warranties of the Acquired Entities with respect to Company Benefit Plans and ERISA Affiliate Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan. Any special Tax status or Tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b) With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Section 3.16(a) of the Company Disclosure Schedule, the Company has heretofore delivered to the Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three full plan years, the three most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by the Purchaser.

(c) The records of each of the Acquired Entities accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d) With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Acquired Entities or the Purchaser to any material liability, and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject any Acquired Entity or the Purchaser to any liability. No Acquired Entity has incurred any excise Taxes under Chapter 43 of the Code, and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject any of the Acquired Entities or the Purchaser to any such Taxes. The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code. No

Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor have any of the Acquired Entities or any of their ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e) Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance in all material respects with all applicable Laws. The Acquired Entities have performed and complied in all respects with all of their obligations under or with respect to the Company Benefit Plans. No Acquired Entity has incurred, and no fact exists that reasonably could be expected to result in, any liability to the Acquired Entities with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, Tax, penalty or fee under any applicable Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice), other than the costs of terminating the SERP as provided for by this Agreement. There are no current or, to the Knowledge of the Acquired Entities, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f) No fact or circumstance exists that could adversely affect the Tax-exempt status of any Company Benefit Plan or ERISA Affiliate Plan that is intended to be Tax-exempt. Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all applicable Laws on which the IRS will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(g) There is no pending or, to the Knowledge of the Acquired Entities, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan, and there exists no state of facts that, after notice or lapse of time or both, reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with applicable Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of an Acquired Entity and not yet due have either been made to such Company Benefit Plan or have been accrued on the Company Financial Statements.

(i) Except as set forth on Section 3.16(i)(i) of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by any of the Acquired Entities are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization, pursuant to which the health maintenance organization bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements. Except as set forth on Section 3.16(i)(ii) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, and no Acquired Entity has any liabilities (contingent or otherwise) with respect thereto other than (1) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other applicable Laws, (2) death benefits or retirement benefits under any employee pension benefit plan or (3) deferred compensation benefits, reflected as liabilities on the Company Financial Statements.

(j) The transactions contemplated by this Agreement (other than the termination of the SERP as provided for in this Agreement) will not result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any employee, officer, director or consultant of any Acquired Entity, (ii) any cancellation of indebtedness owed to any Acquired Entity by any employee, officer, director or consultant of any Acquired Entity, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of any Acquired Entity or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k) No Acquired Entity has announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than the termination of the SERP as provided for by this Agreement or any amendment required by applicable Laws. Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Acquired Entities or the Purchaser except as expressly provided by the terms of such Company Benefit Plan.

(l) Section 3.16(l) of the Company Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and regulations issued with respect thereto. With respect to each such plan, it either (i) has been operated in compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and, since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance and regulations, including IRS Notice 2005-1, Q&A 18.

Section 3.17 Employee Matters.

(a) Section 3.17(a)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of each of the Acquired Entities as of the date hereof, and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All such employees are “at will” employees except as shown in Section 3.17(a)(i) of the Company Disclosure Schedule. Section 3.17(a)(ii) of the Company Disclosure Schedule lists all employees of each of the Acquired Entities who are not citizens of the United States and identifies the visa or other similar permit under which such employees are working and the dates of issuance and expiration of such visa or other similar permit.

(b) Section 3.17(b) of the Company Disclosure Schedule identifies each employee of each of the Acquired Entities who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c) Section 3.17(c) of the Company Disclosure Schedule contains a true, correct and complete list of all independent contractors used by any of the Acquired Entities as of the date hereof, specifying the name of each independent contractor, type of labor, fees paid to such independent contractor for calendar year 2009 and from January 1, 2010 through the date hereof, work location and address. Each independent contractor listed on Section 3.17(c) of the Company Disclosure Schedule has all requisite Governmental Authorizations required to provide the services which such independent contractor provides the Acquired Entities, as applicable (provided, that with respect to seasonal temporary workers, only the aggregate number of such workers and the aggregate amounts paid to such workers need be disclosed on Section 3.17(c) of the Company Disclosure Schedule for such period).

(d) Each of the Acquired Entities is, and has at all times been, in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for employees, accrual and payment of vacation pay and paid time off, classifying employees as exempt or non-exempt, crediting all non-exempt employees for all hours worked, deductions from final pay of all terminated employees and classifying independent contractors.

(e) Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, none of the Acquired Entities nor any of the shareholders of the Company has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Acquired Entities with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby or otherwise.

Section 3.18 Labor Matters. The representations and warranties of the Acquired Entities set forth in this Section 3.18 are the only representations and warranties of the Acquired Entities with respect to labor matters.

(a) No employee of the Acquired Entities, since becoming an employee of the Acquired Entities, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body. No Acquired Entity is or has ever been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by employees of any Acquired Entity or is pending with the NLRB or any other Governmental Body and no union organizing campaign or to the Knowledge of the Acquired Entities other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any Acquired Entity has occurred, is in progress, and no Acquired Entity has received any written or oral notice or communication that any such action is threatened. No Acquired Entity is a federal or state contractor.

(b) To the Knowledge of the Acquired Entities, no Acquired Entity is or has ever been engaged in any labor practice in violation of applicable Laws, and there is no pending or, to the Knowledge of the Acquired Entities, threatened labor board proceeding of any kind. Each of the Acquired Entities is in compliance with all applicable labor Laws. No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Acquired Entities, threatened under any applicable labor Laws with respect to any Acquired Entity. The Company (i) has no reason to believe that the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on any of the Acquired Entities’ labor relations and (ii) has not received notice that any of the employees intends to terminate his or her employment with any of the Acquired Entities by reason of the consummation of the transactions contemplated by this Agreement.

(c) Since June 30, 2000, no Acquired Entity has experienced (i) a “plant closing” (as defined in the WARN) or (ii) a “mass layoff” (as defined in the WARN). Since June 30, 2000, no Acquired Entity has been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN. None of the current or former employees of any of the Acquired Entities has suffered an “employment loss” (as defined in the WARN) in the ninety (90) days prior to the date hereof other than the terminations set forth on Section 3.18(c) of the Company Disclosure Schedule.

(d) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any of the Acquired Entities and any of their employees has been filed or is pending or, to the Knowledge of the Acquired Entities, threatened against the Acquired Entities under any applicable Law.

(e) Each of the Acquired Entities has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Company has provided the Purchaser with a copy of the policies of each of the Acquired Entities for providing leaves of absence under FMLA and their FMLA notices.

Section 3.19 Environmental Matters. Except for the specific representations and warranties relating to environmental matters set forth in Section 3.10(e) and Section 3.13(a)(xv), and notwithstanding anything to the contrary elsewhere in this Agreement, the representations and warranties of the Acquired Entities set forth in this Section 3.19 are the only representations and warranties of the Acquired Entities with respect to Environmental Laws or other environmental matters. Except for actual or potential conditions, occurrences or other concerns disclosed in the Environmental Reports:

(a) Each of the Acquired Entities possesses all Governmental Authorizations required under applicable Environmental Laws, and, to the Knowledge of the Acquired Entities, is in compliance with the terms and conditions thereof. All Governmental Authorizations currently held by any of the Acquired Entities pursuant to Environmental Laws are identified on Section 3.19(a) of the Company Disclosure Schedule.

(b) Within the past five (5) calendar years, none of the Acquired Entities has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Entities is not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Entities, there are no circumstances that may prevent or interfere with any Acquired Entity’s compliance with any Environmental Law in the future.

(c) Section 3.19(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by any of the Acquired Entities (whether conducted by or on behalf of any of the Acquired Entities or a third party, and whether done at the initiative of any of the Acquired Entities or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which any of the Acquired Entities has possession of or access to. A complete and accurate copy of each such document has been provided to the Purchaser. The

Company has provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and other files in the Acquired Entities’ possession, custody or control relating to environmental matters, including documents that were issued or in effect more than five years ago.

(d) No Acquired Entities have entered into or agreed to enter into, or has any present intent to enter into, any consent decree or Order, and no Acquired Entities are subject to any judgment, decree or judicial or administrative Order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(e) No Acquired Entities have at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. No Acquired Entities are subject to any claim, obligation, liability, loss, damage or expense, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law arising out of any act or omission of any Acquired Entities or the Representatives thereof.

(f) The Acquired Entities have not used, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any Materials of Environmental Concern, in violation of Environmental Laws, so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Solid Waste Disposal Act, as amended, or any Environmental Laws and, to the Knowledge of the Acquired Entities, no property owned or operated by the Acquired Entities is contaminated by any such substance so as to give rise to any such liabilities.

(g) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h) Except as set forth on Section 3.19(h) of the Company Disclosure Schedule or as otherwise disclosed in the Environmental Reports, to the Knowledge of the Acquired Entities, there are not now and there have not been in the past any underground tanks at, on or under any of the facilities or properties of the Acquired Entities, including treatment or storage tanks, sumps, or water, gas or oil wells.

Section 3.20 Insurance. Section 3.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to each of the Acquired Entities and its respective employees, officers and directors. Each Acquired Entity maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations, subject in all cases to applicable deductibles. None of the Acquired Entities has received notice of termination or cancellation of any such policy. None of the Acquired Entities has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion. There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which any Acquired Entity has conducted its operations. To the Knowledge of the Acquired Entities, except for retrospective premiums potentially due or potential ratings adjustments with regard to worker’s compensation and unemployment insurance, none of the Acquired Entities has any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put any Acquired Entity on notice that coverage will be denied or that the insurer has reserved its rights to dispute coverage with respect to any pending claim submitted to such insurer by any Acquired Entity. Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, there is no individual claim in excess of $50,000 by any Acquired Entity pending, or in the five (5) calendar years immediately preceding the date of this Agreement made, under any of such policies or bonds. The insurance coverage as of the date hereof satisfies, and the insurance coverage as of the Closing Date will satisfy, all requirements under the First Mortgage Loan and the Ground Lease.

Section 3.21 Recent Related Party Transactions; Affiliate Transactions.

(a) Except as set forth on Section 3.21(a)(i) of the Company Disclosure Schedule, no Recent Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of any of the Acquired Entities. Except pursuant to any Contract set forth on Section 3.21(a)(ii) of the Company Disclosure Schedule and in the amounts listed on Section 3.21(a)(ii) of the Company Disclosure Schedule, no Recent Related Party is, or has been, indebted to any of the Acquired Entities. Except as set forth on Section 3.21(a)(iii) of the Company Disclosure Schedule, no Recent Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving any of the Acquired Entities. No Recent Related Party is competing, or has at any time competed, directly or indirectly, with the business conducted by any of the Acquired Entities. No Recent Related Party has any claim or right against any of the Acquired Entities (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director).

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, there are no binding Contracts, transactions or arrangements between any of the Acquired Entities, on the one hand, and any Affiliate of any of the Acquired Entities or any Recent Related Party, on the other hand. Except as disclosed on Section 3.21(b) of the Company Disclosure Schedule, none of the Acquired Entities shares any facilities or equipment with any Affiliates of any of the Acquired Entities or any other business, and the Company does not purchase or provide assets or services for any business conducted by any other Person who is an Affiliate of the Company or a Recent Related Party.

Section 3.22 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Acquired Entities, no Person has threatened to commence any Legal Proceeding (i) that involves any of the Acquired Entities or any of the Real Property or other assets or properties owned, used or controlled by any of the Acquired Entities or any Person whose liability any of the Acquired Entities has or may have retained or assumed, either contractually or by operation of Law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Shareholder Related Agreements to which an Acquired Entity is a party.

(b) For each Legal Proceeding set forth on, or required to be set forth on, Section 3.22(a) of the Company Disclosure Schedule, invoices for all fees and expenses of counsel and other Representatives of the Acquired Entities incurred on or prior to the Closing Date in connection with such Legal Proceedings will be received and paid by the Acquired Entities prior to the Closing.

(c) Except as disclosed in the Environmental Reports, there is no outstanding Order to which any of the Acquired Entities, or any of the assets or properties owned or used by any of the Acquired Entities, is subject. To the Knowledge of the Acquired Entities, no officer or other employee is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Entities.

Section 3.23 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Entities, any officer, member, director or employee of the Acquired Entities, or any other Affiliate of the Acquired Entities.

Section 3.24 Certain Payments. None of the Acquired Entities, nor, to the Knowledge of the Acquired Entities, any manager, officer, employee, agent or other Person acting for or on behalf of any of the Acquired Entities, has at any time, directly or indirectly:

(a) used any corporate funds of the Acquired Entities (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Acquired Entities;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any material gift which was not deductible for federal income Tax purposes;

(e) other than rent and rent-related concessions in the ordinary course of business, made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

Section 3.25 Full Disclosure. Neither this Agreement nor the Company Disclosure Schedule (a) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDERS

Each Shareholder hereby, severally and not jointly with any other Shareholder, represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as set forth below.

Section 4.1 Share Ownership. Such Shareholder owns, of record and beneficially, and has good and valid title to, the Shares set forth opposite such Shareholder’s name on Exhibit A, such Shares are free and clear of all Encumbrances and such Shares are the only shares of capital stock or other equity or debt securities or other ownership interests of the Acquired Entities, or rights convertible into equity or debt securities or other ownership interests of the Acquired Entities, held, directly or indirectly, by such Shareholder.

Section 4.2 Organization; Standing and Power. If such Shareholder is an Entity, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted in the manner and in the places where such properties are owned or leased or such business is currently conducted.

Section 4.3 Authority; Binding Nature of Agreement.

(a) Such Shareholder has the right, power, authority and, if an individual, legal capacity, to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party, and if such Shareholder is an Entity, the execution, delivery and performance by such Shareholder of this Agreement and any Shareholder Related Agreement to which it is a party have been duly authorized by all necessary action on the part of such Shareholder.

(b) Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Upon the execution and delivery by such Shareholder of each Shareholder Related Agreement to which it is a party, such Shareholder Related Agreement will constitute the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception, assuming, in the case of each such Shareholder Related Agreement to which the Purchaser is also a party, the due authorization, execution and delivery thereof by the Purchaser.

Section 4.4 Absence of Restrictions and Conflicts; Required Consents. Neither the execution, delivery or performance by such Shareholder of this Agreement or any of the Shareholder Related Agreements to which it is a party, nor the consummation of the transactions contemplated by this Agreement or any such Shareholder Related Agreement, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) contravene, conflict with or result in a violation of any provision of any organizational documents of such Shareholder, if such Shareholder is an Entity;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements to which such Shareholder is a party or to exercise any remedy or obtain any relief under, any Law or any Order to which such Shareholder, or any of its assets or properties that are subject to this Agreement, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, or require the approval or consent of any Person (including any Governmental Body) under, any provision of any Contract of such Shareholder, except where such violation or conflict or the failure of such Shareholder to obtain such approval or consent would not have a material adverse effect on such Shareholder’s ability to consummate or perform the transactions contemplated hereby or thereby.

No filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by such Shareholder of this Agreement or any Shareholder Related Agreement to which it is a party, or (ii) the consummation by such Shareholder of the transactions contemplated by this Agreement or any such Shareholder Related Agreement.

Section 4.5 Legal Proceedings. There is no pending Legal Proceeding, and to the Knowledge of such Shareholder, no Person has threatened to commence any Legal Proceeding (i) that involves or relates to such Shareholder’s ownership of Shares or the sale of the Shares contemplated by this Agreement, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Shareholder Related Agreements to which such Shareholder is a party.

Section 4.6 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Shareholder in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder or, if such Shareholder is an Entity, any officer, member, director or employee of such Shareholder, or any other Affiliate of such Shareholder.

Section 4.7 Agreements.

(a) There are no agreements or arrangements not contained in this Agreement or disclosed on the Company Disclosure Schedules to which such Shareholder is a party, or by which it is otherwise bound, relating to the business of the Acquired Entities or to such Shareholder’s rights and obligations as a shareholder of the Company, or as a member of the board of directors, officer, employee, independent contractor or other similar capacity of any Acquired Entity, as applicable.

(b) Such Shareholder is not a party to (or otherwise bound by) any Contract of the type listed on Section 3.13(a) of the Company Disclosure Schedule with respect to the business of any Acquired Entity other than, in the case of Bassett, the lease of a showroom space in the Real Property by Bassett under the Bassett Lease.

(c) Such Shareholder is not in material violation of any term of the certificate of incorporation of the Company or any bylaws of the Company.

Section 4.8 Employee Programs. Except as set forth on Section 4.8 of the Company Disclosure Schedule, such Shareholder has not at any time maintained an Employee Benefit Plan on behalf of any Acquired Entity.

Section 4.9 Non-Foreign Status. Such Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Shareholders, as of the date hereof and as of the Closing Date, as set forth below.

Section 5.1 Corporate Existence and Power. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

Section 5.2 Authorization; Binding Nature of Agreement. The Purchaser has the right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and such Purchaser Related Agreements have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. Assuming the due authorization, execution and delivery of this Agreement by the Company, each of the Shareholders and each member of the Shareholder Representative Committee, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution and delivery by or on behalf of the Purchaser of each Purchaser Related Agreement to which it is a party, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception, assuming, in the case of each such Purchase Related Agreement to which any of the Company, the Shareholders or any member of the Shareholder Representative Committee is also a party, the due authorization, execution and delivery thereof by such Person.

Section 5.3 Absence of Restrictions; Required Consents. Neither (x) the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor (y) the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of formation or operating agreement of the Purchaser;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any Order to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, or require the approval or consent of any Person (including any Governmental Body) under, any provision of any Contract of the Purchaser, except where such violation or conflict or the failure of the Purchaser to obtain such approval or consent would not have a material adverse effect on the Purchaser’s ability to consummate or perform the transactions contemplated hereby or thereby.

No filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Purchaser of this Agreement or any Purchaser Related Agreement to which it is a party, or (ii) the consummation by the Purchaser of the transactions contemplated by this Agreement or any such Purchaser Related Agreement.

Section 5.4 Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any of the Purchaser Related Agreements for which the Shareholders or the Acquired Entities are or may become liable.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Access and Investigation.

(a) During the period immediately following the execution of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE X (the “Pre-Closing Period”), each of the Acquired Entities shall, at reasonable times, upon reasonable notice, and so as to not disrupt the normal conduct of business: (i) provide the Purchaser and the Purchaser’s Representatives with full and free access to each of the Acquired Entities’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers, Company Contracts and other documents, data and information relating to any of the Acquired Entities and the Real Property; (ii) provide the Purchaser and the Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers, surveys and other documents and information and such additional financial, operating and other data and information regarding any of the Acquired Entities and the Real Property as the Purchaser may reasonably request; and (iii) permit the Purchaser during normal business hours to make such investigations, inspections, surveys, audits, interviews and tests of the Real Property as reasonably requested by the Purchaser consistent with the terms of this Agreement.

(b) Additionally, during the Pre-Closing Period, the Purchaser shall make available to Bassett copies of the Holdco Operating Agreement and any other documents and information related to Holdco and the Bassett Equity Interest as may reasonably be requested by Bassett.

(c) In conducting the inspection of the Real Property, neither the Purchaser nor any of its Representatives shall (i) contact or have any discussions with any of the Acquired Entities’ employees (if any), management company’s employees, tenants at, or contractors providing services to, the Real Property, unless (1) the Purchaser shall give Ed Thomas at least one Business Day verbal notice of such interview, and (2) the Acquired Entities’ designated representative shall have the right to be present at all times during such interviews; (ii) unreasonably interfere with the business of the Acquired Entities conducted at the Real Property; (iii) damage the Real Property or any portion thereof; or (iv) contact any Governmental Body regarding this Agreement, the Real Property or Acquired Entities (other than to perform customary title, Tax and violation searches and zoning investigations and/or other customary due diligence). In conducting any inspection, the Purchaser and its Representatives shall at all times comply with, and shall be subject to, all other terms, covenants and conditions of this Agreement, including confidentiality provisions. The Acquired Entities may, from time to time, establish reasonable rules of conduct for the Purchaser and its Representatives in furtherance of the foregoing provided they do not prevent, or materially increase the cost of, or create unreasonable delays in, the Purchaser’s desired investigations. The Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Ed Thomas and shall give Ed Thomas at least one Business Day’s prior verbal notice thereof. Ed Thomas or his designee shall be entitled to be present at all times during each such inspection. Any information regarding the Real Property, the Acquired Entities or the Shareholders obtained by the Purchaser or its Representatives during any such inspection of the Real Property shall be kept confidential in accordance with Section 6.11(a).

(d) The Purchaser agrees to repair any damage to the Real Property caused by the Purchaser or its Representatives and if not repaired within 30 days of the Designated Shareholder Representative’s written request therefor, then the Purchaser agrees to pay to the Shareholder Representative Committee on demand, the cost of repairing and restoring the Real Property due to any damage which the Purchaser or its Representatives shall have caused to the Real Property or any portion thereof; provided, however, that if the Shareholder Representative Committee in its reasonable discretion believes that the damage does not require immediate repair, the Shareholder Representative Committee shall not cause the Acquired Entities to repair such damage prior to Closing (or the earlier termination of this Agreement), and Purchaser shall instead accept the condition of the Real Property at Closing subject to such damage and such damage shall be excluded from any warranties as to the condition of the Real Property and shall not constitute a breach of any obligation of the Shareholders or any Acquired Entity under this Agreement; provided that if the Closing does not occur for any reason, then the Purchaser shall still be responsible for such payment. If the Designated Shareholder Representative demands payment for any damage to the Real Property, the Shareholder Representative Committee shall use such payment to repair said damage and return the unused portion thereof to the Purchaser. The provisions of this Section 6.1(d) shall survive the Closing or any termination of this Agreement.

Section 6.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except as expressly provided or permitted in this Agreement, the Company shall: (i) ensure that each of the Acquired Entities conducts its business and operations (1) in the ordinary course and in accordance with past practice, and (2) in compliance in all material respects with all applicable Laws and the requirements of all Company Contracts and Governmental Authorizations held by the Company; (ii) cause each of the Acquired Entities to preserve intact its current business organization; (iii) use commercially reasonable efforts to keep available the services of its current officers and employees; and (iv) maintain its relations and goodwill with all material suppliers, material customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Entities.

(b) During the Pre-Closing Period, except as expressly provided or permitted herein, as set forth on Section 6.2(b) of the Company Disclosure Schedule or as consented to in writing in advance by the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), none of the Acquired Entities shall:

(i) (1) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (2) authorize for issuance or issue and deliver any additional shares of its capital stock or Company Rights, (3) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (4) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Acquired Entity or any Company Rights or (5) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Acquired Entity;

(ii) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction (other than Leases of the Real Property in the ordinary course of business), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) except as required by applicable Laws, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any of the Acquired Entities;

(iv) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure outside the ordinary course of business or make capital expenditures in excess of $200,000 in the aggregate, except with regard to any capital expenditure required by the Lender pursuant to the First Mortgage Loan Documents (for which prior written notice thereof shall be given to the Purchaser) or required as a result of an emergency in order to preserve the Real Property; provided, however, that, in the instance of such an exception for an emergency, notice thereof shall be given to the Purchaser;

(vii) enter into or become bound by, or permit any of the material assets or properties owned or used by it to become bound by, any Material Contract, or amend (other than non-material amendments or amendments which do not survive the Closing) or terminate, waive any right under, or renew any First Mortgage Loan Document or Material Contract;

(viii) acquire, lease or license any material asset or property from any other Person or sell or otherwise dispose of, or, subject to Section 6.2(c), lease, license or encumber, any material asset or property to any other Person, or waive or relinquish any claim or right;

(ix) repurchase, prepay or incur any indebtedness outside the ordinary course of business or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, amend, breach or take any action in violation of the First Mortgage Loan or enter into any arrangement having the economic effect of any of the foregoing;

(x) grant, create, incur or suffer to exist any Encumbrance other than Permitted Encumbrances on the assets of the Acquired Entities that did not exist on the date hereof or write down the value of any asset or investment on the books or records of the Acquired Entities, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (other than intercompany transfers of funds between the Acquired Entities in the ordinary course of business);

(xii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Entity, except as required by applicable Laws or existing contractual commitments which have been identified to the Purchaser as of the date hereof;

(xiii) except in connection with the termination of the SERP as provided for by this Agreement or as required to comply with applicable Laws or any Contract or Employee Benefit Plan in effect on the date hereof, (1) pay to any employee, officer, director or independent contractor of any Acquired Entity any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (2) grant any awards under any Employee Benefit Plan, (3) take any action to fund or in any other way secure the payment of compensation or benefits under any Material Contract or Employee Benefit Plan, (4) take any action to accelerate the vesting or payment of any compensation or benefit under any Material Contract or Employee Benefit Plan, (5) adopt, enter into or amend any Employee Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Laws, for “at will employment” with no severance benefits or (6) make any material determination under any Employee Benefit Plan that is inconsistent with the ordinary course of business consistent with past practice;

(xiv) hire any new employee at the level of vice president or above or with an annual base salary in excess of $75,000, dismiss any employee without cause, promote any employee except in order to fill a position vacated after the date hereof, or engage any independent contractor whose relationship may not be terminated by the Company on thirty (30) days’ notice or less;

(xv) except as required by GAAP or applicable Laws or resulting from the resolution of the pending Tax audit of the Company’s 2009 fiscal year, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xvi) settle or compromise any Legal Proceedings related to or in connection with an Acquired Entity’s business other than in the ordinary course of business in connection with the collection of rents or other amounts owed to any Acquired Entity;

(xvii) (1) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property, or (2) dispose of or disclose to any Person, other than their respective Representatives, the existence or any terms of this Agreement or any other documents, materials, data or other information with respect to the Acquired Entities and the Real Property that is not generally known to the public;

(xviii) terminate, materially amend or materially modify any existing Lease, or enter into any new Lease for space at the Real Property (other than (1) as permitted by Section 6.2(c), (2) the termination of any Lease as a result of a tenant’s default thereunder or (3) an amendment to reflect the exercise by a tenant of an existing expansion or renewal right if the terms and conditions are fully established in the existing Lease), without the Purchaser’s prior approval, which shall not be unreasonably withheld, delayed or conditioned, of both any proposals and the final document;

(xix) take or omit to take any action that is reasonably likely to (1) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing Date or (2) result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied; or

(xx) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 6.2(b).

(c) Additionally, during the Pre-Closing Period, none of the Acquired Entities shall enter into any new lease or any material modification of any existing lease of more than 30,000 square feet of leasable area, in each case without the prior approval of the Purchaser, such approval to be conclusively deemed given unless the Purchaser disapproves of such proposed new lease or lease modification by notice to the Company within five Business Days after the Purchaser’s receipt of the Company’s request for approval and any supporting documentation or information requested by the Purchaser from the Company in connection therewith. Subject to the foregoing sentence, the Acquired Entities may enter into other Leases in the ordinary course of business and consistent with their current leasing policy and rates without the prior approval of the Purchaser, but shall keep Purchaser informed of such leasing activity on a current and ongoing basis.

(d) During the Pre-Closing Period, each of the Acquired Entities shall maintain in full force and effect the liability and casualty insurance policies currently in effect with respect to the Real Property, or policies providing similar coverage, subject to customary exceptions at the time of renewal or issuance, which, without limitation, may not insure against acts of terrorism, war (declared or undeclared), or the like, and deliver to the Purchaser, upon request, reasonable evidence of same including certificates of such insurance.

Section 6.3 Notification and Schedule Supplements.

(a) During the Pre-Closing Period, the Company shall promptly notify the Purchaser in writing of:

(i) the discovery by the Company or any Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Shareholders in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Shareholder in this Agreement if (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of any of the Acquired Entities under any First Mortgage Loan Document or Material Contract or under this Agreement;

(iv) any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in ARTICLE VII or ARTICLE VIII impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect;

(v) (1) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (2) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Entities or the transactions contemplated by this Agreement; and

(vi) any notice or other communication received from, or any action taken by, the Lender under the First Mortgage Loan or the ground lessor under the Ground Lease.

(b) During the Pre-Closing Period, each Shareholder shall promptly notify the Purchaser in writing of any breach of any representation, warranty, covenant or obligation of such Shareholder under this Agreement.

(c) The Company shall update the Company Disclosure Schedule, by written supplement or amendment thereto delivered to the Purchaser on the date two Business Days prior to the Closing Date, to the extent required to make the representations and warranties of the Company in ARTICLE III, as modified by the Company Disclosure Schedule as so supplemented or amended, true and correct, including, without limitation, any matters previously disclosed or required to be disclosed to the Purchaser pursuant to Section 6.3(a) or Section 6.3(b).

(d) No notification given to the Purchaser pursuant to Section 6.3(a) or Section 6.3(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Shareholders, or any of the rights of the Purchaser, contained in this Agreement.

Section 6.4 No Negotiation.

(a) During the Pre-Closing Period, neither the Company nor any of the Shareholders shall directly or indirectly, and shall not authorize or permit any of the other Acquired Entities or any Representative of any of the Acquired Entities directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to an Acquisition Transaction other than leases of the Real Property in the ordinary course of business (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Entities to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction (other than leases of Real Property in the ordinary course of business) or an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than leases of Real Property in the ordinary course of business). Without limiting the generality of the foregoing, the Company and the Shareholders acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Entities, whether or not such Representative is purporting to act on behalf of any of the Acquired Entities, shall be deemed to constitute a breach of this Section 6.4 by the Company.

(b) The Company and each Shareholder shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal received by it, any inquiry or indication of interest received by it that could lead to an Acquisition Proposal or any request for nonpublic information received by it relating to any of the Acquired Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company and each Shareholder shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto received by it.

(c) The Company and the Shareholders shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Purchaser) that relate to any Acquisition Proposal.

Section 6.5 Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited consolidated statements of the financial position of the Acquired Entities as of the last day of such calendar month and statements of income and changes in financial position of such entities for the calendar month then ended. The Company covenants that such interim statements (a) shall present fairly the financial condition of the Acquired Entities as of their respective dates and the related results of their respective operations for the respective calendar month then ended, and (b) shall be prepared on a basis consistent with prior interim periods, except that such interim statements (x) are subject to normal recurring year end audit adjustments, none of which will individually or in the aggregate be material, and (y) do not contain footnotes thereto which may be required in accordance with GAAP.

Section 6.6 Employee Matters.

(a) Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums under each Company Benefit Plan and ERISA Affiliate Plan with respect to periods ending on or prior to the Closing Date.

(b) At or prior to the Closing, the Company shall terminate the SERP, and the Company shall bear all the expenses of terminating the SERP.

(c) Neither the Shareholders nor the Company nor any Representative of the Company shall make any communication to employees of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser.

Section 6.7 Related Party Transactions. The Company shall, prior to the Closing, cause to be paid to each applicable Acquired Entity all amounts owed to such Acquired Entity by any shareholder of the Company or any Related Party to the extent such amounts are reflected on the Audited 2010 Balance Sheet or any interim financial reports delivered to the Purchaser pursuant to Section 6.5 or otherwise have accrued prior to the Closing since the date of the Audited 2010 Balance Sheet (other than any amounts accrued but not payable to the Acquired Entities under the Bassett Lease prior to the Closing). At and as of the Closing Date, any debts of any Acquired Entity owed to any of the shareholders of the Company or to any Related Party shall be paid in full to the extent reflected on the Audited 2010 Balance Sheet or otherwise canceled, except those obligations owed to any such Related Party in respect of his or her employment with such Acquired Entity.

Section 6.8 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Company, the Shareholders and the Purchaser. Thereafter, each of the Purchaser and the Designated Shareholder Representative shall consult with the other prior to the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the transactions contemplated by this Agreement, except any public statement or press release as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the Person proposing to make such release, a copy of which release will be provided to the other parties hereto prior to the filing thereof.

Section 6.9 Reasonable Efforts; Further Assurances; Cooperation; Lender Approvals. Subject to the other provisions hereof, each party hereto shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other party hereto and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each party hereto shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of any Acquired Entity or the transactions contemplated by this Agreement or the Purchaser Related Agreements). The Company shall furnish to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b) Each party hereto shall promptly notify the other parties hereto of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other Order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other Order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided, however, that the Purchaser shall not be required to make any material monetary expenditure, commence or be a plaintiff in any Legal Proceeding, or offer or grant any material accommodation (financial or otherwise) to any Person, including any Governmental Body; and

(d) The Company shall give all notices to third parties and use its best efforts (in consultation with the Purchaser) to obtain the Lender Approvals and all other third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date. Each of the Acquired Entities, the Shareholders and the Purchaser shall, at its expense, furnish to the Lender all information, documents and opinions required with respect to such Person by the Lender in connection with obtaining the Lender Approvals. Except for the loan assumption or transfer fee charged by the Lender in connection with the Lender Approvals (the “Lender Assumption Fee”), each of the Purchaser, on the one hand, and the Shareholders, on the other hand, shall pay one-half of all costs and expenses of the Lender in connection with the Lender Approvals. The Purchaser agrees to pay a portion of the Lender Assumption Fee in an amount equal to, and not in excess of, the lesser of: (x) one-half of the Lender Assumption Fee and (y) $333,333.00. The Shareholders shall be jointly and severally responsible for any remaining portion of the Lender Assumption Fee and any additional loan assumption or transfer fee applicable to the transactions contemplated hereby.

Section 6.10 Tax Matters.

(a) Liability and Indemnification for Taxes.

(i) Subject to all applicable limitations set forth in ARTICLE XI, the Shareholders shall jointly and severally be liable for, pay and indemnify and hold the Purchaser harmless from and against any and all Losses incurred directly or indirectly by the Purchaser in connection with or arising from:

(1) any and all Taxes imposed on any of the Acquired Entities, or for which any of the Acquired Entities may otherwise be liable, including any amount of such Taxes and all fees and costs incident to the preparation of all Tax Returns related thereto, for or with respect to any taxable year or period that ends on or prior to October 31, 2010 (the “Shareholders’ Taxable Periods”) to the extent not reflected as an accrued liability on the 2010 Audited Balance Sheet; and

(2) any and all Taxes paid or payable by the Acquired Entities in any Tax period beginning after the date of the 2010 Audited Balance Sheet but arising from the settlement or other resolution with any Governmental Body (and in compliance with the provisions of Section 11.6 below) of an asserted Tax liability which relates to a Shareholders’ Taxable Period (including, for example, as a result of any IRS Tax audit) other than as a result of any amendments of any Tax Return relating to a Shareholders’ Taxable Period initiated by the Acquired Entities after the Closing seeking a refund.

(ii) The Purchaser shall be liable for, pay and indemnify and hold harmless each Shareholder from and against any and all Losses incurred directly or indirectly by such Shareholder in connection with or arising from Taxes imposed on any of the Acquired Entities, or for which any of the Acquired Entities may otherwise be liable, including any amount of such Taxes and all fees and costs incident to the preparation of all Tax Returns related thereto, for any taxable year or period that begins after October 31, 2010 (the “Purchaser’s Taxable Periods”). For the avoidance of doubt, the Purchaser shall have no liability or obligation to any Shareholder for any Taxes, fees, or costs imposed during the Purchaser’s Taxable Periods but which relate to the Shareholders’ Taxable Period other than as a result of any amendments of any Tax Return relating to a Shareholders’ Taxable Period initiated by the Acquired Entities after the Closing seeking a refund.

(b) Preparation and Filing of Tax Returns; Payment of Taxes; Reimbursement.

(i) The Acquired Entities shall prepare or cause to be prepared and timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Entities for the Shareholders’ Taxable Periods. The Acquired Entities shall retain the certified public accounting firm of Dixon Hughes PLLC to prepare and file all such Tax Returns on behalf of the Acquired Entities for the Shareholders’ Taxable Periods and, subject to Section 6.10(a), shall pay and be liable for all fees and costs incident to their preparation. The Shareholders shall have full control and authority over the preparation of all such Tax Returns for the Shareholders’ Taxable Periods, but shall in good faith consider any changes reasonably proposed by the Purchaser in writing at least 15 days prior to the due date for filing such Tax Returns.

(ii) The Acquired Entities shall prepare or cause to be prepared and timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Entities for any Purchaser’s Taxable Periods.

(iii) All Tax Returns that are required to be filed by or with respect to the Acquired Entities for the Shareholders’ Taxable Periods shall be prepared and filed in a manner materially consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which the Purchaser is liable under this Section 6.10 or accelerating deductions to periods for which the Shareholders are liable under this Section 6.10).

(c) Cooperation on Tax Matters. The Purchaser, the Company and the Shareholders shall cooperate, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the Acquired Entities receive a cash refund of Taxes attributable to a Shareholders’ Taxable Period and which were previously paid by the Acquired Entities or the Shareholders, the Purchaser shall cause the Acquired Entities to pay any such amounts received to the Designated Shareholder Representative for distribution to the Shareholders.

(d) Transfer Taxes. Any transfer Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Shareholders. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(e) 2009 Tax Audit. In accordance with Section 11.1(b)(vi) and without double counting any right to payment and indemnification for Taxes imposed on the Acquired Entities for any Shareholders’ Taxable Periods pursuant to Section 6.10(a)(i) and Section 11.1(b)(v), the Shareholders shall be responsible for and shall, jointly and severally, indemnify and hold harmless the Purchaser from and against, and compensate, reimburse and pay the Purchaser for, any and all Taxes and Losses arising out of or relating to the pending Tax audit of the Company’s 2009 fiscal year (other than payment of any fees, costs and expenses charged to the Acquired Entities by Dixon Hughes, PLLC, for work performed following the Closing in connection with its continued engagement in accordance with the following sentence). Following the

Closing, the Company shall continue to engage Dixon Hughes, PLLC, in connection with such audit and the Shareholders shall be permitted to participate in any negotiations with the IRS relating to such audit. The Purchaser, the Company and the Shareholders shall cooperate, as and to the extent reasonably requested by the other party, in connection with such audit.

Section 6.11 Restrictive Covenants.

(a) Confidential Information.

(i) Each of the Shareholders and the Acquired Entities shall hold, and shall cause their respective Representatives, lenders, equity partners and all additional financing sources, and any Subsidiaries thereof, to hold, in confidence all documents, materials, data or other information not generally known to the public with respect to the Acquired Entities, the Real Property, each other party hereto and the transactions contemplated hereby, and shall not, and shall cause its Representatives, lenders, equity partners and all additional financing sources, and any Subsidiaries thereof, to not, disclose, publish or make use of any such documents materials, date or other information at any time following the date hereof without the prior written consent of the other parties hereto; provided, however, that the obligations of the Acquired Entities and the Shareholders under this Section 6.11(a)(i) shall terminate upon the consummation of the Closing.

(ii) The confidentiality agreement (the “Bassett Confidentiality Agreement”) set forth in that certain letter agreement dated November 3, 2010 by and between Bassett and The Related Companies, L.P. (the “Bassett Letter Agreement”) shall continue in full force and effect for all parties thereto until the Closing Date. Notwithstanding anything to the contrary in the Bassett Letter Agreement, the obligations of The Related Companies, L.P. and the Purchaser under the Bassett Letter Agreement shall terminate upon the consummation of the Closing. Notwithstanding anything in this Section 6.11(a)(ii) to the contrary, if for any reason this Agreement is terminated prior to the Closing Date, the Bassett Confidentiality Agreement shall continue in full force and effect in all respects in accordance with the terms of the Bassett Letter Agreement.

(iii) The confidentiality letter agreement (the “Company Confidentiality Agreement”) dated October 12, 2010 by and among the Company, The Related Companies, L.P. and Bain Capital Partners, LLC shall continue in full force and effect for all parties thereto until the Closing Date. Notwithstanding anything to the contrary in the Company Confidentiality Agreement, the obligations of The Related Companies, L.P., Bain Capital Partners, LLC and the Purchaser under the Company Confidentiality Agreement shall terminate upon the consummation of the Closing. Notwithstanding anything in this Section 6.11(a)(iii) to the contrary, if for any reason this Agreement is terminated prior to the Closing Date, the Company Confidentiality Agreement shall continue in full force and effect in all respects in accordance with the terms thereof.

(iv) All documents, materials, data or other information not generally known to the public with respect to the Acquired Entities, the Real Property, each other party hereto and the transactions contemplated hereby, and all electronic or hard copies thereof, and all summaries, analyses or notes relating thereto, or incorporating such information, shall, upon request and except as prohibited by law, be destroyed by the recipient thereof or returned by the recipient thereof to the Company or the party hereto disclosing such information, as applicable, at the election of such disclosing party. Notwithstanding the return or destruction of such information by the recipient thereof, such recipient and its Representatives shall continue to be bound by the confidentiality obligations under this Agreement.

(b) Non-solicitation. No Shareholder shall, during the period beginning on the Closing Date and continuing for a period of one year following the Closing Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person:

(i) (1) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of the Acquired Entities, (2) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any employee of any of the Acquired Entities, or (3) otherwise encourage any employee of any of the Acquired Entities to discontinue his or her employment by the Acquired Entities; provided, that the restrictions set forth in this Section 6.11(b)(i) shall not preclude any Shareholder from hiring any such employee of any of the Acquired Entities who responds to any public advertisement placed by such Shareholder or who voluntarily applies for employment with such Shareholder in a business unrelated to the business of the Acquired Entities;

(ii) solicit any customer of the Acquired Entities who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Acquired Entities; or

(iii) persuade or attempt to persuade any customer or supplier of the Acquired Entities to terminate or modify such customer’s or supplier’s relationship with any of the Acquired Entities.

(c) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 6.11 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholders, the provisions of this Section 6.11 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Shareholders. In this regard, any judicial authority construing this Agreement shall be empowered to sever any prohibited business activity or any time period from the coverage of this Section 6.11 and to apply the provisions of this Section 6.11 to the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.11 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Shareholder. The time period during which the prohibitions set forth in this Section 6.11 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Shareholder violates such prohibitions in any respect.

(d) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.11 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 6.12 Accounts and Notes Receivable. From and after the Closing, if any Shareholder receives or collects any accounts receivable, notes receivable and other receivables of any of the Acquired Entities as of the close of business on the Closing Date or any other payment, refund or other amount of or relating to any of the Acquired Entities or that is otherwise properly due and owing to the Purchaser, the Shareholder shall remit any such amounts to the Purchaser or the Company within five days of each day on which the Shareholder receives such sum.

Section 6.13 Release. In consideration for amounts to be paid to each Shareholder under ARTICLE II, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Acquired Entities from or for any and all causes of action, demands, suits, debts or Losses of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, any Contract that may be executed by any Shareholder and any of the Acquired Entities subsequent to the Closing Date or, in the case of Bassett, the Bassett Lease.

Section 6.14 Termination of Certain Agreements. Prior to Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on Exhibit 6.14 (the “Excluded Contracts”), such that none of the Acquired Entities or the Purchaser shall have any liability following the Closing related to such Excluded Contracts. To the extent practicable in the exercise of commercially reasonable efforts, each such termination shall include a release of the Acquired Entities, as applicable, from any and all liabilities and obligations arising out of, or related to, such Excluded Contract.

Section 6.15 Condemnation. In the event of the actual or threatened taking by exercise of the right of eminent domain (whether temporary or permanent and whether by deed in lieu of condemnation) of any material part of the Real Property (a “Condemnation”) of which any Acquired Entity acquires Knowledge on or prior to the Closing Date, (a) the Designated Shareholder Representative will give the Purchaser notice within three calendar days of such Acquired Entity acquiring such Knowledge, (b) upon receipt of such notice, the Purchaser shall have the right to terminate this

Agreement in accordance with the provisions of Section 10.1(d), and if the Purchaser chooses not to terminate the Agreement, the Closing shall take place as herein provided without any abatement of the amounts to be paid to the Shareholders pursuant to ARTICLE II; provided that the Purchaser shall be entitled to receive all condemnation proceeds. For purposes of this Section 6.15, a taking shall be deemed to be of a “material” part of the Real Property only if such taking (a) has a material adverse effect on access to the Real Property, or (b) causes the Real Property to be in violation of applicable zoning laws or parking requirements (which cannot be cured prior to, or in a reasonable time after, Closing), or (c) involves the taking of more than ten percent (10%) of the existing parking spaces on the Real Property or (d) involves the taking of more than ten percent (10%) of the rentable space in the Real Property.

Section 6.16 Casualty. In the event of any loss, damage, or destruction to the assets or properties of any of the Acquired Entities (including the Real Property or the improvements thereon) resulting in losses of $10,000,000 or greater, after the date hereof and prior to the Closing, whether by fire, theft, vandalism, terrorism, flood, earthquake, force majeure or other cause or casualty (a “Casualty”), the Company shall promptly notify the Purchaser of the occurrence thereof. Upon receipt of such notice, the Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 10.1(d). In the event of such Casualty, if the Purchaser chooses not to terminate the Agreement, the Shareholders shall, at the option of the Shareholder Representative Committee, (a) (i) have the right to cause the Company to repair and restore such assets or properties to substantially the same condition in which they exist immediately prior to the Casualty, and (ii) be entitled, but not obligated, to postpone the Closing for up to 30 Business Days upon written notice of such postponement to the Purchaser, which notice shall specify a new date for the Closing; provided, that if such repair and restoration work is not completed prior to the new date for the Closing, then the Purchaser shall have the right to terminate this Agreement or proceed to the Closing, in which event the Purchaser may withhold that portion of the amounts to be paid by the Purchaser pursuant to ARTICLE II equal to the estimated cost of repair and restoration for such assets or properties (and/or the Company shall assign to the Purchaser any rights to Casualty proceeds), or (b) without repairing the Casualty, and without recourse or warranty, have the right to cause the Company to pay the Purchaser the amount of the deductible (or the self-insured retainage) under the insurance policy of the Acquired Entity covering such assets or properties, whereupon the Closing shall take place as if no Casualty had occurred and without any reduction in the amounts to be paid by the Purchaser pursuant to ARTICLE II. Notwithstanding the options of the Shareholders set forth in the prior sentence, in the event the Lender elects not to use any insurance proceeds or awards to repair and restore the property but instead to pay down the First Mortgage Loan, then the Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 10.1(d).

Section 6.17 Delivery of Share Certificates and Stock Powers. Not later than two days prior to the Closing Date, each Shareholder shall deposit certificates representing the Shares owned by such Shareholder, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser, in escrow with Keziah Gates LLP, such certificates to be delivered to the Purchaser at Closing in accordance with Section 7.16, and if no Closing occurs, to be returned to each Shareholder.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Acquired Entities and the Shareholders set forth in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.2 (Organizational Documents; Records), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.4 (Absence of Restrictions and Conflicts; Required Consents), Section 3.5 (Capitalization), Section 3.8(a) (Title to Assets), Section 4.1 (Share Ownership), Section 4.2 (Organization; Standing and Power), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Absence of Restrictions and Conflicts; Required Consents) and Section 4.9 (Non-Foreign Status) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

(b) Each of the representations and warranties of the Acquired Entities and the Shareholders set forth in this Agreement other than in the Sections referred to in Section 7.1(a) (each a “Section 7.1(b) Closing Rep and Warranty” and collectively the “Section 7.1(b) Closing Reps and Warranties”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent that any Section 7.1(b) Closing Rep and Warranty expressly speaks as of a specific date, in which case the accuracy of such Section 7.1(b) Closing Rep and Warranty shall be determined as of such date), except where the failure of one or more of the Section 7.1(b) Closing Reps and Warranties to be true and correct in the aggregate, but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, has not had and would not reasonably be expected to have the effect of (i) reducing the EBITDA of the Acquired Entities for any current or future 12 month period by more than $500,000, or (ii) increasing the liabilities of the Acquired Entities by more than $10,000,000.

(c) Except as set forth below in this Section 7.1(c), the information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall not, for purposes of Section 7.1(b), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement or as of the Closing Date for purposes of determining whether a Section 7.1(b) Closing Rep and Warranty is true and correct in all respects as of the date of this Agreement and as of the Closing Date. The information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall, for purposes of Section 7.1(b), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement and as of the Closing Date for purposes of determining whether a Section 7.1(b) Closing Rep and Warranty is true and correct in all respects as of the date of this Agreement and as of the Closing Date solely to the extent such information relates to (i) the uncollectability of, or legal proceedings initiated by an Acquired Entity to collect, amounts owed to the Acquired Entities, including as a result of tenant defaults under Leases, (ii) claims or potential claims against any of the Acquired Entities that are fully covered by insurance, subject to any deductible or retained amounts under applicable insurance policies, or (iii) other matters occurring in the ordinary course of business of the Acquired Entities; provided that information relating to each such matter described in clauses (i), (ii) and (iii) above (x) has occurred during the Pre-Closing Period and (y) has not arisen out of any breach of the covenants and agreements of the Shareholders or the Acquired Entities under this Agreement.

Section 7.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Acquired Entities and each of the Shareholders is required to comply with or perform at or prior to the Closing shall have been, or at the Closing shall be, complied with or performed in all material respects.

Section 7.3 Shareholder and Company Compliance Certificates. Each Shareholder shall at Closing deliver, or cause to be delivered, to the Purchaser a certificate executed by such Shareholder as to compliance by such Shareholder with the conditions set forth in Section 7.1 and Section 7.2 (each a “Shareholder Compliance Certificate”). Additionally, the Company shall at Closing deliver, or cause to be delivered, to the Purchaser a certificate executed by the chief executive officer or chief financial officer of the Company as to compliance by the Acquired Entities with the conditions set forth in Section 7.1 and Section 7.2 (the “Company Compliance Certificate”).

Section 7.4 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Person required in connection with the execution, delivery or performance hereof, including the Lender Approvals, shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 7.5 Ancillary Agreements and Deliveries. Each of the Acquired Entities and each Shareholder shall at Closing deliver, or cause to be delivered, to the Purchaser the documents listed in Section 9.2 which are required by each of them, each of which shall be in full force and effect.

Section 7.6 Release of Encumbrances. The Acquired Entities shall at Closing deliver, or cause to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets or Real Property of the Acquired Entities have been released.

Notwithstanding the exclusion of Permitted Encumbrances in the prior sentence, any claim of lien filed with respect to Ordinary Course Work shall have been paid or discharged of record as a lien against the Real Property on the earlier of (a) 30 days after the filing thereof and (b) the Closing.

Section 7.7 [Intentionally Omitted].

Section 7.8 [Intentionally Omitted].

Section 7.9 [Intentionally Omitted].

Section 7.10 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of the Audited 2010 Balance Sheet.

Section 7.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body and be in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

Section 7.12 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body against the Purchaser, any shareholder of the Company or any Acquired Entity (a) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of any Acquired Entity, or to compel the Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of any Acquired Entity, (b) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or any Acquired Entity any material damages, (c) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Shares, or (d) which otherwise could reasonably be expected to have a Material Adverse Effect.

Section 7.13 World Market Center Lease. Bassett shall enter into and deliver to the Purchaser at Closing a new five year lease at World Market Center in Las Vegas, Nevada, in a form reasonably acceptable to the Purchaser and Bassett (the “Bassett World Market Center Lease”).

Section 7.14 Bassett Side Letter. Bassett shall enter into and deliver to the Purchaser at Closing a letter agreement, in a form reasonably acceptable to Bassett and the Purchaser, pursuant to which neither Bassett nor any Subsidiary of Bassett or other business in which Bassett has a significant ownership interest will, for a period commencing as of the Closing Date and terminating on the date one year following the expiration of the term of the Bassett Lease (as amended), engage in, own, operate or control or have a financial interest in the operation of any wholesale home furnishings showroom within twenty-five miles of the Real Property (other than operation of the showrooms at the Real Property leased pursuant to the terms of the Bassett Lease) (the “Bassett Side Letter”).

Section 7.15 [Intentionally Omitted].

Section 7.16 All Shareholders Close. Each Shareholder shall have deposited certificates representing the Shares owned by such Shareholder and related instruments of assignment in accordance with Section 6.17 and otherwise indicated to the Purchaser and the other parties hereto its readiness and willingness to close the sale of all of its Shares to the Purchaser pursuant to the terms and conditions of this Agreement.

Section 7.17 Acquisition of Rawley Shares. Joseph P. Rawley shall at or prior to the Closing have sold and delivered to the Company or to the Purchaser, as the Company’s assignee, all of the Shares owned by Joseph P. Rawley pursuant to a purchase agreement in form reasonably acceptable to the Purchaser.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE COMPANY AND EACH SHAREHOLDER

The obligations of the Company and each Shareholder to consummate the transactions contemplated by this Agreement and the Shareholder Related Agreements are subject to the satisfaction (or written waiver by the Designated Shareholder Representative), at or prior to the Closing, of the following conditions:

Section 8.1 Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date.

Section 8.2 Performance of Covenants. Each of the covenants and obligations set forth herein that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 8.3 Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Designated Shareholder Representative a certificate executed by an authorized officer of the Purchaser as to compliance with the conditions set forth in Section 8.1 and Section 8.2.

Section 8.4 Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Designated Shareholder Representative the items listed in Section 9.3, each of which, in the case of agreements and documents, shall be in full force and effect.

Section 8.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and be in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

Section 8.6 Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained or made on terms and conditions reasonably satisfactory to the Shareholder Representative Committee.

ARTICLE IX

CLOSING

Section 9.1 Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Designated Shareholder Representative, the Closing shall take place at the offices of Keziah Gates LLP, 300 North Main Street, Suite 400, High Point, NC 27260 at 10:00 A.M. local time or by exchange of requisite documentation by email or facsimile on the later of (i) the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII and ARTICLE VIII shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) and (ii) March 25, 2011; provided, however, that each of the Purchaser and the Designated Shareholder Representative may, in its sole discretion and upon advance written notice to the other party of not less than three Business Days, extend the Closing Date to the Expiration Date.

Section 9.2 Shareholder and Company Closing Deliveries. At the Closing, the Shareholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a) certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

(b) the organizational record books, minute books and corporate seal of the Company;

(c) a certificate of non-foreign status that complies with Treasury Regulation Section 1.445-2(c)(3);

(d) written resignations of the directors of each of the Acquired Entities and of each of the officers of the Company’s Subsidiaries, in each case, effective as of the Closing Date;

(e) a certificate, dated as of the Closing Date, signed by the secretary of the Company (i) attaching a copy of the certificate of incorporation and bylaws, and any amendments thereto, of the Company; (ii) attaching copies of the certificate of formation, operating agreements, and other organizational documents, including any amendments thereto, of each of the Company’s Subsidiaries; (iii) attaching a true, correct and complete copy of the stock ledger of the Company and each other Acquired Entity from the date of its incorporation or formation through the Closing Date; (iv) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the board of directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (v) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the board of directors of each Shareholder which is also an Entity, which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (vi) certifying the good standing of each of the Acquired Entities in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of any of the Acquired Entities; (vii) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and (viii) certifying the incumbency, signature and authority of the officers of each Shareholder that is also an Entity authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by such Shareholder;

(f) a signature page to the Holdco Operating Agreement duly executed by an authorized officer of Bassett, if Bassett elects to participate in Holdco as of the Closing;

(g) a signature page to the Bassett World Market Center Lease, duly executed by an authorized officer of Bassett;

(h) a signature page to the Bassett Side Letter duly executed by an authorized officer of Bassett;

(i) a notice letter to the ground lessor under the Ground Lease in a form reasonably acceptable to the Purchaser;

(j) if applicable, a non-imputation affidavit in a form acceptable to the Purchaser’s title company;

(k) originals or, if unavailable, copies of the Leases and Company Contracts then in effect to the extent in the Shareholders’ possession;

(l) originals or, if unavailable, copies, of the specifications, technical manuals and similar materials for the Real Property to the extent same are in the Shareholders’ possession;

(m) originals or, if unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Real Property to the extent in the Shareholders’ possession;

(n) a true and complete copy of the rent roll for the Real Property dated not earlier than three Business Days prior to the Closing Date;

(o) those tenant estoppel certificates, either in a form attached hereto as Exhibit 9.2(o) or in the form attached to the Leases, which certificates shall be in a form reasonably acceptable to the Purchaser, if so required by the terms of any Lease for more than 30,000 square feet of leasable area from tenants occupying such space in the Real Property. Each such tenant estoppel certificate, in order to be effective, must be dated no earlier than 30 days prior to the Closing Date;

(p) estoppel certificate from the City of High Point, in a form reasonably acceptable to the Purchaser, under the Ground Lease;

(q) corrective special warranty deed relating to the Real Property to be submitted to and recorded with the Registry of Guilford County, North Carolina immediately prior to the Closing and in a form reasonably acceptable to the Purchaser;

(r) original counterparts (to the extent available) of all lease files (including all correspondence, applications and credit reports), currently effective letters of intent with prospective tenants, warranties, guarantees, permits and other agreements related to the Real Property and in the possession of the Shareholders, including all modifications, supplements or amendments to each of the foregoing; and

(s) all other documents required to be entered into or delivered by the Company and the Shareholders at or prior to the Closing pursuant to this Agreement, as reasonably required by the Purchaser’s title company or reasonably requested by the Purchaser to convey the Shares to the Purchaser, insure title to the Real Property through the issuance of a date down endorsement and a non-imputation endorsement to the existing owners’ title policy or to otherwise consummate the transactions contemplated hereby.

Section 9.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Designated Shareholder Representative each of the following:

(a) the All-Cash Scenario Cash Payment or the Equity Roll-Over Scenario Payment, as applicable, paid and delivered in accordance with Section 2.3;

(b) an executed copy of the Holdco Operating Agreement (other than the signature page of Bassett), to the extent Bassett elects to participate in Holdco as of the Closing; and

(c) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or to otherwise consummate the transactions contemplated hereby.

Additionally, at the Closing, the Purchaser shall deliver or cause to be delivered to the Escrow Agent the Tax Escrow Amount and the General Indemnity

Escrow Amount (a portion of which amount shall be transferred from and funded by the Downpayment as specified in Section 2.3(c)(i)(2) above) in accordance with Section 2.3(c)(i) and, to the extent Bassett elects to participate in Holdco as of the Closing, the Purchaser shall cause Holdco to issue to Bassett the Bassett Equity Interest.

ARTICLE X

TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of the Purchaser and the Designated Shareholder Representative;

(b) by written notice from the Purchaser to the Designated Shareholder Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Acquired Entities or the Shareholders, or any such representation or warranty shall become untrue after the date hereof (as if made on such subsequent date), such that the conditions in Section 7.1 and Section 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) 25 days after written notice thereof is given by the Purchaser to the Designated Shareholder Representative (provided the Acquired Entities and the Shareholders are proceeding diligently to cure such breach) and (ii) the Expiration Date. Except as set forth below in this Section 10.1(b), the information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall not, for purposes of this Section 10.1(b), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement or any date thereafter for purposes of determining whether there has been a breach of any representation or warranty such that the conditions in Section 7.1 and Section 7.2 would not be satisfied. The information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall, for purposes of this Section 10.1(b), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement for purposes of determining whether there has been a breach of any representation or warranty such that the conditions in Section 7.1 and Section 7.2 would not be satisfied solely to the extent such information relates to (A) the uncollectability of, or legal proceedings initiated by an Acquired Entity to collect, amounts owed to the Acquired Entities, including as a result of tenant defaults under Leases, (B) claims or potential claims against any of the Acquired Entities that are fully covered by insurance, subject to any deductible or retained amounts under applicable insurance policies, or (C) other matters occurring in the ordinary course of business of the Acquired Entities; provided that information relating to each such matter described in clauses (A), (B) and (C) above (x) has occurred during the Pre-Closing Period and (y) has not arisen out of any breach of the covenants and agreements of the Shareholders or the Acquired Entities under this Agreement;

(c) by written notice from the Designated Shareholder Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date hereof (as if made on such subsequent date), such that the conditions in Section 8.1 and Section 8.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) 25 days after written notice thereof is given by the Designated Shareholder Representative to the Purchaser (provided the Purchaser is proceeding diligently to cure such breach) and (ii) the Expiration Date;

(d) by written notice from the Purchaser to the Designated Shareholder Representative under the circumstances described in Section 6.15 (Condemnation) or Section 6.16 (Casualty);

(e) by written notice by the Designated Shareholder Representative to the Purchaser or by the Purchaser to the Designated Shareholder Representative, as the case may be, in the event the Closing has not occurred on or prior to the Expiration Date for any reason other than delay or nonperformance of or breach by the party seeking such termination; or

(f) by written notice by the Designated Shareholder Representative to the Purchaser or by the Purchaser to the Designated Shareholder Representative if the terminating parties are ready, willing and able to close and the other parties have failed to close the transactions contemplated hereby on the Closing Date as contemplated hereunder after all conditions to the obligations of such other parties set forth in ARTICLE VII or ARTICLE VIII, as applicable, have been satisfied (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or, to the extent permitted by applicable Law, waived.

Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE X, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or shareholders, except for obligations under Section 6.8 (Public Announcements), Section 12.3 (Fees and Expenses), Section 12.4 (Waiver; Amendment), Section 12.7 (Governing Law; Arbitration), Section 12.10(Notices), Section 12.12 (Enforcement of Agreement; Liquidated Damages), Section 12.13 (Severability) and this Section 10.2, all of which shall survive the Termination Date. Notwithstanding the foregoing but subject to Section 12.12(b), nothing contained in this ARTICLE X shall relieve any party from liability for any breach hereof. In the event of termination of this Agreement pursuant to this ARTICLE X, the Downpayment shall be disbursed as provided in Section 12.12(b) and in accordance with the terms of the Downpayment Escrow Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Rights of Purchaser Indemnified Parties to Indemnification.

(a) Indemnification for Shareholder Breaches and Actions. Subject to this ARTICLE XI, from and after the Closing, each Shareholder shall, individually and not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty of such Shareholder set forth in ARTICLE IV of this Agreement, in such Shareholder’s Shareholder Compliance Certificate or any other Shareholder Related Agreement (without giving effect to any materiality qualification contained in such representation or warranty); and

(ii) any breach of any covenant, agreement or undertaking made by such Shareholder in this Agreement or in any Shareholder Related Agreement.

(b) Indemnification for Acquired Entity Breaches and Actions. Subject to this ARTICLE XI, from and after the Closing, the Shareholders shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(i) subject to Section 11.2(g), any inaccuracy in or breach of any representation or warranty of the Acquired Entities set forth in ARTICLE III of this Agreement, the Company Compliance Certificate, or any other Shareholder Related Agreement to which the Company is a party (without giving effect to any materiality qualification contained in such representation or warranty); or

(ii) any breach of any covenant, agreement or undertaking made by the Acquired Entities in this Agreement or in any Shareholder Related Agreement; or

(iii) the administration of any of the Company Benefit Plans in respect of or relating to any period ending on or prior to the Closing Date, and any costs incurred by the Acquired Entities subsequent to the Closing Date in connection with the SERP; or

(iv) (1) any counterclaims made against the Acquired Entities in connection with all pending Legal Proceedings and (2) all other Legal Proceedings arising from or relating to the operations, actions or omissions of the Acquired Entities prior to the Closing other than Legal Proceedings brought by the Acquired Entities in connection with the enforcement of Leases and the collections of any amounts owed to any Acquired Entity in the ordinary course; or

(v) any and all Taxes, fees and costs for which the Purchaser is entitled to indemnification under Section 6.10(a)(i) and all transfer Taxes or recording fees that are the responsibility of the Shareholders pursuant to Section 6.10(d); or

(vi) any and all Taxes, fees and costs for which the Purchaser is entitled to indemnification under Section 6.10(e).

The Losses of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 11.2 Limitations on Indemnification of Purchaser Indemnified Parties. Notwithstanding anything to the contrary set forth herein, the right of any Purchaser Indemnified Party to indemnification under Section 11.1 above shall be subject to the following provisions:

(a) No indemnification shall be payable pursuant to Section 11.1(a)(i) or Section 11.1(b)(i) to any Purchaser Indemnified Party: (i) for any individual claim of an inaccuracy or breach of a representation or warranty for which the amount of Purchaser Losses arising directly therefrom is equal to or less than $70,000 (the “Per Claim Threshold”) and (ii) unless and until the aggregate amount of all Purchaser Losses for individual claims of an inaccuracy or breach of a representation or warranty for which the amount of Purchaser Losses arising directly therefrom exceeds $1,400,000 (the “Basket”), in which event the Purchaser Indemnified Parties shall be entitled to recover the aggregate amount of such Purchaser Losses in excess of the Basket; provided, however, for purposes of this clause (ii), no individual claim of an inaccuracy or breach of a representation or warranty for which the amount of Purchaser Losses arising directly therefrom is equal to or less than the Per-Claim Threshold shall be taken into account.

(b) The aggregate liability of any Shareholder for all Purchaser Losses payable pursuant to Section 11.1(a)(i) or Section 11.1(a)(ii) shall be limited to any amount of the All-Cash Scenario Payment, the Equity Roll-Over Scenario Payment, the Downpayment, the Tax Escrow Amount or the General Indemnity Escrow Amount paid to such Shareholder or to the Shareholder Representative Committee on behalf of such Shareholder.

(c) The aggregate of the indemnification obligations for all Purchaser Losses payable pursuant to Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) and Section 11.1(b)(v) shall be limited to an aggregate amount not to exceed the General Indemnity Escrow Amount held under the Indemnity Escrow Agreement, which amount will serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) and Section 11.1(b)(v) in accordance with the terms hereof and the Indemnity Escrow Agreement.

(d) The aggregate of the indemnification obligations for all Purchaser Losses payable pursuant to Section 11.1(b)(vi) shall be limited to an aggregate amount not to exceed the Tax Escrow Amount, which amount will serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 11.1(b)(vi) in accordance with the terms hereof and the Indemnity Escrow Agreement.

(e) Notwithstanding the foregoing, the limitations set forth in this Section 11.2 (including the Per Claim Threshold, Basket, caps and exclusivity of the General Indemnity Escrow Amount) shall not apply to any Purchaser Losses arising out of or related to intentional misrepresentation, fraud or willful misconduct, or a breach of any representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.2 (Organizational Documents; Records), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.5 (Capitalization), Section 3.8(a) (Title to Assets), Section 3.23 (Finder’s Fee), Section 4.1 (Share Ownership), Section 4.2 (Organization; Standing and Power), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.6 (Finder’s Fee) or Section 4.9 (Non-Foreign Status); provided, however, that:

(i) the Purchaser Indemnified Parties must first seek indemnification for any Purchaser Losses arising from a breach of any representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.2 (Organizational Documents; Records), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.5 (Capitalization), Section 3.8(a) (Title to Assets) and Section 3.23 (Finder’s Fee) from the General Indemnity Escrow Amount held under the Indemnity Escrow Agreement, to the extent available, before seeking indemnification directly from any Shareholder; and

(ii) each Shareholder shall only be severally liable to the extent of its percentage interest set forth on Exhibit A attached hereto for (1) any Purchaser Losses arising from the intentional misrepresentation, fraud or willful misconduct of such Shareholder or its designee to the Shareholder Representative Committee or (2) any breach of the representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.2 (Organizational Documents; Records), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.5 (Capitalization), Section 3.8(a) (Title to Assets) and Section 3.23 (Finder’s Fee); and

(iii) each Shareholder shall only be severally liable with respect to any breach of its representations and warranties contained in Section 4.1 (Share Ownership), Section 4.2 (Organization; Standing and Power), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.6 (Finder’s Fee) and Section 4.9 (Non-Foreign Status).

(f) For purposes of clarity, with respect to indemnification claims under Section 11.1(b)(i) and Section 11.1(b)(v), the Purchaser Indemnified Parties shall not be entitled to double count any Losses resulting from breaches of any representations and warranties contained in Section 3.15 and any Losses resulting from Taxes, fees and other costs for which the Purchaser is entitled to indemnification under Section 6.10(a)(i).

(g) Except as set forth below in this Section 11.2(g), the information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall not, for purposes of Section 11.1(b)(i), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement or as of the Closing Date for purposes of determining whether there is any inaccuracy in or breach of any representation or warranty of the Acquired Entities set forth in ARTICLE III of this Agreement. The information disclosed in any supplement or amendment to the Company Disclosure Schedule delivered to the Purchaser pursuant to Section 6.3(c) shall, for purposes of Section 11.1(b)(i), be deemed to have been included in the Company Disclosure Schedule as of the date of this Agreement and as of the Closing Date for purposes of determining whether there is any inaccuracy in or breach of any representation or warranty of the Acquired Entities set forth in ARTICLE III of this Agreement solely to the extent such information relates to (i) the uncollectability of, or legal proceedings initiated by an Acquired Entity to collect, amounts owed to the Acquired Entities, including as a result of tenant defaults under Leases, (ii) claims or potential claims against any of the Acquired Entities that are fully covered by insurance, subject to any deductible or retained amounts under applicable insurance policies, or (iii) other matters occurring in the ordinary course of business of the Acquired Entities; provided that information relating to each such matter described in clauses (i), (ii) and (iii) above (x) has occurred during the Pre-Closing Period and (y) has not arisen out of any breach of the covenants and agreements of the Shareholders or the Acquired Entities under this Agreement.

Section 11.3 Additional Limitations on Indemnification of Purchaser Indemnified Parties.

(a) Insurance; Tax Effect. The amount of Purchaser Losses that the Purchaser Indemnified Parties shall be entitled to recover under this ARTICLE XI shall be determined (i) net of any amounts paid by any third-party insurance carrier to the Purchaser Indemnified Parties with respect to such Purchaser Losses and (ii) after taking into account any Tax benefit, if any, realized by the Purchaser Indemnified Parties with regard to such Purchaser Losses.

(b) Change in Accounting or Law. No Purchaser Indemnified Party shall be entitled to indemnification hereunder for any Purchaser Losses to the extent such Purchaser Losses result from (i) a change in accounting policy or practice made after the Closing that is required by GAAP or any change in Law or (ii) any legislation not in force on the Closing Date.

(c) Actions of Purchaser Indemnified Parties. No Purchaser Indemnified Party shall be entitled to indemnification hereunder for any Purchaser Losses to the extent such Purchaser Losses result from a failure on the part of any Purchaser Indemnified Party to exercise good faith in not jeopardizing or prejudicing the interests of the Indemnifying Party or otherwise arises out of any action wrongfully taken or omitted to be taken by a Purchaser Indemnified Party.

(d) Incidental or Consequential Damages. No Purchaser Indemnified Party shall be entitled to indemnification under this ARTICLE XI for any incidental or consequential damages except and to the extent such damages are awarded in a Third-Party Claim for which the Shareholders have an indemnification obligation hereunder.

Section 11.4 Rights of Shareholder Indemnified Parties to Indemnification. Subject to this ARTICLE XI, from and after the Closing, the Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from and against, and compensate, reimburse and pay the Shareholder Indemnified Parties for, any and all Losses arising out of or relating to:

(a) any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in ARTICLE V of this Agreement or in any Purchaser Related Agreement (without giving effect to any materiality qualification contained in such representation or warranty); or

(b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Related Agreement; or

(c) any and all Taxes, fees and costs for which the Shareholders are entitled to indemnification under Section 6.10(a)(ii).

The Losses of the Shareholder Indemnified Parties described in this Section 11.4 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

Section 11.5 Limitations on Indemnification of Shareholder Indemnified Parties. No Shareholder Indemnified Party shall be entitled to indemnification under this ARTICLE XI for any incidental or consequential damages except and to the extent such damages are awarded in a Third-Party Claim for which the Purchaser has an indemnification obligation hereunder.

Section 11.6 Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the appropriate Indemnifying Party (provided, that if the Shareholders are the Indemnifying Parties, the Indemnified Party shall send written notice thereof to the Designated Shareholder Representative, who, for purposes of this Section 11.6, shall be deemed to be the Indemnifying Party for the purpose of exercising all rights of, and receiving all notices required to be directed to, the Indemnifying Party, although all financial obligations arising in respect of any such Third-Party Claim shall be recourse to the parties and escrowed amounts as provided in this ARTICLE XI); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim or if the Indemnifying Party is otherwise actually and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified

Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter, including providing each other with access at reasonable times upon reasonable notice to the relevant books and records in their possession relating to such claim (subject in all cases to an obligation to keep any such information confidential).

(b) No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, delayed or conditioned), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 11.6(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld, delayed or conditioned), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner materially and adversely affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”); provided, that if the Shareholders are the Indemnifying Parties, the Indemnified Party shall send the Notice of Claim to the Designated Shareholder Representative, who, for purposes of this Section 11.6, shall be deemed to be the Indemnifying Party for the purpose of exercising all rights of, and receiving all notices required to be directed to, the Indemnifying Party, although all financial obligations arising in respect of any such Direct Claim shall be recourse to the parties and escrowed amounts as provided in this ARTICLE XI. Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 11.6(c), it being understood that Notices of Claim in respect of any breach of any representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.7. In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE XI or, if specified in the Notice of Claim, the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE XI, and the Indemnifying Party shall pay, or cause to be paid from the appropriate escrow account, the amount of such liability to the Indemnified Party on demand or, in the case of any Notice of Claim in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, arbitration in accordance with Section 12.7 or otherwise) and, within five Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay, or cause to be paid from the appropriate escrow account, to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 11.7 Survival Period.

(a) Representations and Warranties. The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith must be asserted not later than, two years following the Closing Date; provided, however, that:

(i) each of the representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.5 (Capitalization), Section 3.23 (Finder’s Fee), Section 4.1 (Share Ownership), Section 4.2 (Organization; Standing and Power), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.6 (Finder’s Fee), Section 4.9 (Non-Foreign Status), Section 5.1 (Corporate Existence and Power) and Section 5.2 (Authorization; Binding Nature of Agreement), shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; provided that notice of any such claim must be given in the manner specified in Section 11.6 and Section 12.10 within one year after the Indemnified Party has Knowledge of such claim;

(ii) each of the representations and warranties contained in Section 3.15 (Tax Matters) shall survive the Closing until, and all claims for indemnification in connection therewith must be asserted not later than 30 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; and

(iii) and each of the representations and warranties contained in Section 3.19 (Environmental Matters) shall survive the Closing until, and all claims for indemnification in connection therewith must be asserted not later than, five years following the Closing Date.

(b) Covenants and Agreements. The covenants and agreements of the parties hereunder shall survive the Closing; provided, however, that all claims for indemnification in connection therewith must be asserted not later than:

(i) three years following the Closing Date for purposes of indemnification sought pursuant to any of Section 11.1(a)(ii), Section 11.4(b) and Section 11.4(c);

(ii) the date of the final distribution of the General Indemnity Escrow Amount in accordance with the Indemnity Escrow Agreement for purposes of indemnification sought pursuant to any of Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) and Section 11.1(b)(v); and

(iii) the date of the final distribution of the Tax Escrow Amount in accordance with the Indemnity Escrow Agreement for purpose of indemnification sought pursuant to Section 11.1(b)(vi);

provided, that notice of any claim for indemnification described in this Section 11.7(b) must be given in the manner specified in Section 11.6 and Section 12.10 within one year after the Indemnified Party has Knowledge of such claim.

(c) Notice of Claim Prior to Expiration of Survival Period. Notwithstanding the foregoing Section 11.7(a) and Section 11.7(b), if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder in the manner contemplated by Section 11.6 and Section 12.10 and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.8 Investigations. The respective representations and warranties of the parties hereto contained in this Agreement or any certificate or other document delivered by any party hereto at or prior to the Closing and the rights to indemnification set forth in this ARTICLE XI shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party hereto.

Section 11.9 Exclusive Remedy. Except for actions grounded in fraud, from and after the Closing, the indemnities provided in this ARTICLE XI together with the Tax indemnities contained in Section 6.10 constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude the Purchaser from bringing an action for specific performance or other equitable remedy to require the Company or any of the Shareholders to perform its obligations under this Agreement or any agreement entered into in connection herewith.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Shareholder Representative Committee.

(a) The Shareholder Representative Committee shall have the authority in its role hereunder and under each Shareholder Related Agreement to:

(i) take any and all actions that may be necessary or desirable, as determined by the Shareholder Representative Committee in its sole discretion, on behalf of the Shareholders, in connection with this Agreement or any Shareholder Related Agreement, including but not limited to:

(1) identifying, bringing, pursuing, contesting, compromising or settling any dispute or claim covered by or arising under this Agreement or any Shareholder Related Agreement;

(2) agreeing to amendments to or other modifications of any Shareholder Related Agreement; and

(3) hiring such individuals or entities to assist it in the performance of its duties hereunder as it shall determine and establishing and paying compensation to such individuals or entities;

(ii) act on behalf of the Shareholders in all other matters relating to the pursuit, defense and resolution of indemnity claims arising under this Agreement or any Shareholder Related Agreement, as and to the extent deemed necessary or desirable by the Shareholder Representative Committee;

(iii) execute and deliver on its own behalf and on behalf of the Shareholders any and all notices, documents or certificates to be executed by the Shareholders, as determined by the Shareholder Representative Committee in its sole discretion, in connection with this Agreement or any Shareholder Related Agreement; and

(iv) take any and all other actions and do any and all other things deemed necessary or desirable by the Shareholder Representative Committee relating to the pursuit, defense and resolution of indemnity claims arising under this Agreement or any Shareholder Related Agreement.

(b) The appointment of the Shareholder Representative Committee and of the Designated Shareholder Representative hereunder is an essential term of this Agreement and the Shareholder Representative Committee and the Designated Shareholder Representative cannot be removed or its tenure as the Shareholder Representative Committee or Designated Shareholder Representative otherwise terminated except as provided hereunder or by the affirmative vote or written consent of the Shareholders holding a majority of the outstanding Shares as determined immediately prior to the Closing. The parties hereto may rely on such appointment and authority (including the appointment and authority of any successor to the Designated Shareholder Representative pursuant to Section 12.1(d) and Section 12.1(e)) until the receipt of written notice of the appointment of a successor. A decision, act, consent or instruction of the Shareholder Representative Committee relating to this Agreement or the Shareholder Related Agreements shall constitute a decision for all Shareholders, and shall be final, binding and conclusive upon the Shareholders, and the Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative Committee as being the decision, act, consent or instruction of every Shareholder.

(c) Robert H. Spilman, Jr., Charles C. Cornelio and Walter W. Craigie are hereby appointed by Bassett, Lincoln National Corporation and R.B. Terry Charitable Foundation, Inc., respectively, as the initial members of the Shareholder Representative Committee in connection with this Agreement and each Shareholder Related Agreement. Each Shareholder and each member of the Shareholder Representative Committee hereby acknowledges and agrees that Robert H. Spilman, Jr. (the “Designated Shareholder Representative”) is hereby vested with the right, power and authority to receive and deliver all notices, decisions, acts, consents, instructions and other communications on behalf of the Shareholder Representative Committee as contemplated by this Agreement and each Shareholder Related Agreement, and that the Purchaser may rely upon any such notice, decision, act, consent, instruction and other communication from the Designated Shareholder Representative as being the notice, decision, act, consent, instruction or other communication of the Shareholder Representative Committee. Each of Bassett, Lincoln National Corporation and R.B. Terry Charitable Foundation, Inc. shall appoint any successor member to the Shareholder Representative Committee in place of the initial member appointed by such Shareholder pursuant to this Section 12.1(c).

(d) Upon the death or disability of Robert H. Spilman, Jr. or his resignation as the Designated Shareholder Representative, Charles C. Cornelio shall automatically, without further action on the part of the Company, any of the Shareholders or the Shareholder Representative Committee, become the Designated Shareholder Representative in place of Robert H. Spilman, Jr. (who thereupon shall have no further rights, powers or obligations as the Designated Shareholder Representative hereunder), and shall be vested with all of the rights, powers and obligations of the Designated Shareholder Representative set forth in this Agreement and each Shareholder Related Agreement.

(e) Upon the death or disability of Charles C. Cornelio or any other successor Designated Shareholder Representative or his or her resignation or removal as the Designated Shareholder Representative, the Shareholders holding a majority of the outstanding Shares as determined immediately prior to the Closing shall appoint a successor Designated Shareholder Representative in place of Charles C. Cornelio or such other successor Designated Shareholder Representative (who, effective upon the appointment of a successor pursuant to this Section 12.1(e), shall have no further rights, powers or obligations as the Designated Shareholder Representative hereunder). Any successor Designated Shareholder Representative appointed pursuant to the provisions of this Section 12.1(e) shall have all of the rights, powers and obligations of the Designated Shareholder Representative set forth in this Agreement and each Shareholder Related Agreement. The parties hereto may rely on the appointment and authority (including the appointment and authority of any successor to the Designated Shareholder Representative pursuant to this Section 12.1(e)) until the receipt of written notice of the appointment of a successor.

(f) No member of the Shareholder Representative Committee shall be personally liable in that capacity to the Purchaser; provided that each of Bassett, Lincoln National Corporation and R.B. Terry Charitable Foundation, Inc. shall, individually and not jointly, indemnify and hold harmless the Purchaser from and against any and all Losses arising out of or relating to any act or failure to act by any person appointed by such Shareholder to the Shareholder Representative Committee found by arbitrators in final arbitration in accordance with Section 12.7 to have been engaged in willful misconduct or guilty of actual fraud in connection with its duties hereunder. Further, no member of the Shareholder Representative Committee shall be personally liable in that capacity to any current or former holder of Shares, to the Company for any act done or omitted hereunder as the Designated Shareholder Representative or the Shareholder Representative Committee unless found by a court of competent jurisdiction to have been engaged in willful misconduct or guilty of actual fraud. Each member of the Shareholder Representative Committee shall, to the fullest extent permitted by Law, be indemnified against any and all Losses (including the costs of reasonable investigation, remediation and attorneys’ fees) actually suffered or incurred by such member of the Shareholder Representative Committee in his capacity as such unless found by a court of competent jurisdiction to have been engaged in willful misconduct or guilty of actual fraud.

(g) The Shareholder Representative Committee shall have all expenses incurred by it in that capacity paid or reimbursed jointly and severally by the Shareholders. The Purchaser and the Acquired Entities shall have no liability for any costs, expenses or other liabilities of the Shareholder Representative Committee or its members hereunder or under any Shareholder Related Agreement, including for the reimbursement of expenses described in the preceding sentence of this Section 12.1(g) or any indemnity payments arising under Section 12.1(f).

Section 12.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including any broker’s or finder’s fees, legal fees, accounting fees and any other fees of its Representatives) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Shareholders shall be responsible for all Transaction Expenses (subject to the sharing of costs and expenses of the Lender and of the Lender Assumption Fee in the amounts and to the extent set forth in Section 6.9(d)).

Section 12.4 Waiver; Amendment. Any agreement on the part of any party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party hereto of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

Section 12.5 Entire Agreement. This Agreement and each Related Agreement (including the Downpayment Escrow Agreement and the Indemnity Escrow Agreement), the Bassett Confidentiality Agreement (as modified by this Agreement) and the Company Confidentiality Agreement (as modified by this Agreement), constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements, letters of intent and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

Section 12.6 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format”, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 12.7 Governing Law; Arbitration.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of North Carolina, without regard to conflicts of laws principles, provisions or policies.

(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in High Point, North Carolina before a panel of three (3) arbitrators. If the parties agree on the arbitrators, the arbitration shall be conducted pursuant to the North Carolina Revised Uniform Arbitration Act, N.C. Gen. Stat. § 1-569.1 et. Seq. (the “North Carolina Act”), except as otherwise provided in this Section 12.7(b). If the parties are unable to agree on the arbitrators, the arbitration shall be administered by the American Arbitration Association pursuant to its commercial rules and procedures. The parties agree that they may undertake discovery in the arbitration and to the extent applicable waive that part of § 1.569-17(b) and (c) of the North Carolina Act requiring the parties to seek the permission of the arbitrators to take depositions or conduct other discovery. As a condition precedent to arbitration, the parties agree to mediate their dispute in the State of North Carolina, using a mutually agreeable mediator. If the parties cannot agree on a mediator, they agree to mediate through the American Arbitration Association. Judgment on the award may be entered in any court having jurisdiction. In rendering the award, the arbitrators shall set forth in reasonable detail the reasons therefor including any computation of Losses. The arbitrators may, if the arbitrators determine that the position or positions of one or more parties in the arbitration is substantially without merit, impose on the party or parties to the arbitration taking such position all or part of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party. This Section 12.7(b) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, including, without limitation, pursuing any available equitable relief. In any such case, the provisions of Section 12.7(c) hereof shall apply. Any arbitration pursuant to this Section 12.7 shall be governed by the laws of the State of North Carolina, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

(c) EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NORTH CAROLINA, COUNTY OF GUILFORD, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA, TO ENFORCE THE ARBITRATOR’S DECISION AND AWARD. EACH PARTY HERETO ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR SUCH PURPOSE AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ENFORCEMENT ACTION. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE

FULLEST EXTENT PERMITTED BY LAW TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF, BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED), TO SUCH PARTY AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN IN ACCORDANCE WITH SECTION 12.10 HEREOF, SUCH SERVICE TO THE FULLEST EXTENT PERMITTED BY LAW TO BE DEEMED EFFECTIVE WHEN RECEIVED. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY TO ENFORCE THE ARBITRATOR’S DECISION AND AWARD IN THE COURTS OF ANY OTHER JURISDICTION.

Section 12.8 Assignment and Successors. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser, after prior written notice to the Company and the Designated Shareholder Representative, may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

Section 12.9 Parties in Interest. Except for the provisions of ARTICLE XI, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).

Section 12.10 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party hereto when delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) to the following addresses and marked to the attention of the Person (by name or title) designated below (or to such other address or Person as a party hereto may designate by notice to the other parties hereto in accordance with the provisions hereof):

(a) If to the Company (prior to the Closing), the Shareholders and the Shareholder Representative Committee (on its own behalf and for the benefit of the Company (prior to the Closing) and the Shareholders), to the Designated Shareholder Representative at:

Robert H. Spilman, Jr.

Bassett Furniture Industries, Inc.

P.O. Box 626

3525 Fairystone Park Highway

Bassett, VA 24055

with a mandatory copy (which copy shall not constitute notice) to:

Jay R. Hervey

Bassett Furniture Industries, Inc.

P.O. Box 626

3525 Fairystone Park Highway

Bassett, VA 24055

(b) If to the Purchaser, at:

c/o Nelson Mullins Riley & Scarborough LLP

Bank of America Corporate Center, 42nd Floor

100 North Tryon Street,

Charlotte, NC 28202-4007

Attention: John Nicholas Suhr, Jr. and John Springer

Section 12.11 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender and the neuter gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term and shall be deemed to be followed by the words “without limitation”;

(viii) references herein to sections, articles, exhibits and schedules, unless otherwise indicated, are references to articles and sections of, and exhibits and schedules to, this Agreement; and

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties hereto with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 12.12 Enforcement of Agreement; Liquidated Damages.

(a) The parties hereto acknowledge and agree that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or the Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b) Notwithstanding anything herein to the contrary, (i) in the event that subsequent to the satisfaction of each condition precedent set forth in ARTICLE VII above and the satisfaction or waiver of all of the conditions precedent set forth in ARTICLE VIII above (other than those conditions that by their nature can only be satisfied at the Closing), the Purchaser fails to perform its obligations hereunder (after all applicable notice and grace periods), the sole remedy of the Company and the Shareholders shall be to terminate this Agreement pursuant to ARTICLE X and retain the Downpayment then held by the Escrow Agent as liquidated damages, in lieu of all other damages, it being acknowledged and agreed that neither the Company nor any of the Shareholders shall be entitled to seek specific performance of the Purchaser’s obligations hereunder; and (ii) in the event that subsequent to the satisfaction of each condition precedent set forth in ARTICLE VIII above and the satisfaction or waiver of all of the conditions precedent set forth in ARTICLE VII above (other than those conditions that by their nature can only be satisfied at the Closing), any of the Company or the Shareholders fails to perform its obligations hereunder (after all applicable notice and grace periods), the Purchaser shall be entitled, as its exclusive remedies, to receive an immediate refund of the Downpayment (whether or not the Purchaser terminates this Agreement) and to either (1) terminate this Agreement pursuant to ARTICLE X and receive from the Company an additional payment in an amount equal to $5,000,000 as liquidated damages, in lieu of all other damages (which payment obligation shall be joint and several among the Shareholders), or (2) seek specific performance of this Agreement pursuant to this Section 12.12.

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.15 Schedules and Exhibits. The Schedules and Exhibits (including the Company Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set forth in full herein.

Section 12.16 Shareholders’ Transaction Legal Expenses.

(a) For the convenience of the Shareholders, the Company has advanced and will continue to advance on behalf of the Shareholders, legal fees and costs billed to the Company by Keziah Gates, LLP and Wyatt Early Harris Wheeler LLP, with respect to their work on behalf of the Shareholders in connection with the negotiation of this Agreement, including a letter of intent executed between the Shareholders and the organizers of the Purchaser and various other documents in connection with the transactions contemplated by this Agreement (the “Shareholders’ Transaction Legal Expenses”).

(b) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that neither the Company nor the Shareholders shall be in violation of any warranty or covenant under this Agreement by reason of the Company’s payment of the Shareholders’ Transaction Legal Expenses at any time prior to the Closing as provided for in this Agreement, provided that all of the Shareholders’ Transaction Legal Expenses are reimbursed in full to the Company by the Shareholders as a closing disbursement at the Closing, which the Shareholders agree to do.

(c) Nothing in this Section 12.16 shall limit the right of the Purchaser to question any other legal fees or expenses billed by Keziah Gates LLP to the Acquired Entities for other matters. If the Purchaser contends that any such other legal fees or expenses should have been included in the Shareholders’ Transaction Legal Expenses, any dispute relating to such matter shall be determined by agreement between the parties hereto, and, failing agreement, by arbitration as provided in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

COMPANY:

INTERNATIONAL HOME FURNISHINGS CENTER, INC.

By:
Name:
Title:

SHAREHOLDERS:

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:
Name:
Title:

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

R.B. TERRY CHARITABLE FOUNDATION, INC.

By:
Name:
Title:

S-1

The following individuals execute this Agreement solely to accept their appointment as initial members of the Shareholder Representative Committee pursuant to Section 12.1 hereof, and to acknowledge and agree to their rights, duties, responsibilities and obligations as initial members of the Shareholder Representative Committee (including, in the case of Robert H. Spilman, Jr., as the Designated Shareholder Representative) as enumerated in the definitions of “Final Tax Settlement”, “Knowledge” and “Tax Escrow Amount” and in Section 2.3(c)(i)(2), Section 2.3(c)(ii), Section 6.1(d), Section 6.8, Section 6.10(c) Section 6.15, Section 6.16, ARTICLE VIII, Section 9.1, Section 9.3, Section 10.1, Section 11.2(b), Section 11.2(e)(ii), Section 11.6, Section 12.1, Section 12.8 and Section 12.10 hereof.

ROBERT H. SPILMAN, JR., as the Designated Shareholder Representative and appointee of Bassett Furniture Industries, Incorporated

CHARLES C. CORNELIO, as appointee of Lincoln National Corporation

WALTER W. CRAIGIE,as appointee of R.B. Terry Charitable Foundation, Inc.

S-2

Exhibit A

Shareholders

Shareholder	Number of Shares	Percentage Interest
Bassett Furniture Industries, Incorporated	225,664	46.952%
Lincoln National Corporation	140,027	29.134%
R.B. Terry Charitable Foundation, Inc.	114,937	23.914%

TOTAL	480,628	100.000%

Exhibit 1.1(pppp)

Permitted Exceptions to Title

1. Ad valorem real property taxes for the year 2011, a lien, but not yet due and payable.

2. City of High Point Wholesale Home Furnishings Showroom Taxes for 2011, a lien, but not yet due and payable.

3. Any encroachment, defect, encumbrance, violation, variation, adverse circumstance affecting Title, or any other matter that are shown on or disclosed by those certain surveys: (i) prepared by David-Martin-Powell & Associates, Inc. and dated July 27, 2010 as Job No. 100166, (ii) prepared by David-Martin-Powell & Associates, Inc. and dated February 19, 2011 as Job No. 110017, (iii) prepared by David-Martin-Powell & Associates, Inc. and dated February 14, 2011 as Job No. 110016, and (iv) prepared by David-Martin-Powell & Associates, Inc. and dated February 15, 2011 as Job No. 110018.

4. Rights of tenants, as tenants only, at the Property as identified on Section 3.10(b)(iii) of the Company Disclosure Schedule and rights of Guilford County, as licensee, pursuant to that certain License Agreement dated as of August 31, 2010 by and between IHFC Properties LLC, as licensor, and Guilford County, as licensee.

210 East Commerce Avenue

5. Terms and conditions of Resolution adopted by City of High Point dated December 16, 1976 in connection with overhead crosswalk from Tract A to Tract B over right of way of South Wrenn Street as shown on survey by Davis-Martin-Powell & Assoc., Inc., dated July 27, 2010 recorded in Book 4717, Page 203, Guilford County Registry.

6. Terms and conditions of Agreement in connection with encroachment of building situated on Tract A onto adjoining property to the north as shown on survey by Davis-Martin-Powell & Assoc., Inc., dated July 27, 2010 recorded in Book 327, Page 415, Guilford County Registry.

7. Terms and conditions of Agreements in connection with encroachment of building situated on Tract A onto adjoining property to the south as shown on survey by Davis-Martin-Powell & Assoc., Inc., dated July 27, 2010 recorded in Book 1306, Page 251 and Book 1538, Page 589, Guilford County Registry.

8. The following matters that are shown on survey dated July 27, 2010 by Davis-Martin-Powell & Assoc., Inc., together with any public or private rights or easements associated therewith: a) clean outs, electric boxes, cabinets and meters, gas meters, gas valve, wall hydrants and water meters together with unlocated underground lines appurtenant thereto; b) underground fuel tank; c) underground storage tank; d) encroachment of fence onto right of way of South Hamilton Street; e) encroachment of canopy overhang onto right of way of South Wrenn Street; f ) building and/or foundation encroachments onto right of ways of South Main Street, South Wrenn Street and East

Commerce Avenue; g) encroachment of fire escape attached to building situated on Tract A over 10 foot alley; h) overhang from canopy within East Commerce Avenue extends onto Tract C; i) ticket booth of Landlord extends onto Tract C and right of way of East Commerce Avenue.

9. Terms and conditions of the insured leasehold estate in Tract C contained in Lease from City of High Point to Southern Furniture Exposition Building, Inc., recorded in Book 2714, Page 483, as amended by Supplemental Agreement and Ratification of Lease recorded in Book 2732, Page 211, and assigned to IHFC Properties, LLC by Assignment of Lease recorded in Book 5134, Page 814, Guilford County Registry.

Tracts I, II, IV and V (307-319 East Commerce Avenue, 125 and 129 South Hamilton Street, 309 South Hamilton Street, 310-314 East Green Drive and 316R1 South Centennial Street)

10. Right, title and interest of High Point, Randleman, Asheboro and Southern Railroad Company, or other railroad company including Southern Railroad Company, in and to that portion of the Land situated within the legally enforceable railroad right of way, together with the ties, rails and other railroad properties situated therein, including without limitation the right of way described in Indenture recorded in Book 77, Page 697, Guilford County Registry.

Tracts I-V (307-319 East Commerce Avenue, 125 and 129 South Hamilton Street, 218-300 Steele Street, 309 South Hamilton Street, 310-314 East Green Drive and 316R1 South Centennial Street)

11. License Agreement by and between International Home Furnishings Center, Inc. and IHFC Properties, LLC recorded in Book 5134, Page 859, amended by Amended and Restated License Agreement recorded in Book 6410, Page 2447 and further amended by Second Amended and Restated License Agreement recorded in Book 7148, Page 2059, Guilford County Registry.

Tract I (307-319 East Commerce Avenue)

12. Rights of those entitled to the non-exclusive use of the easement described in Deed of Easement recorded in Book 2802, Page 387, Guilford County Registry.

13. Terms and conditions of Resolution closing a portion of the old right of way of South Centennial Street, recorded in Book 2759, Page 106, Guilford County Registry.

14. Right, title and interest of the North Carolina Department of Transportation (or other public governmental entity) in and to the legally enforceable right of way(s) of East Commerce Avenue and/or South Centennial Street together with rights, easements and limitations appurtenant thereto.

Tract II (125 and 129 South Hamilton Street)

15. Right, title and interest of the North Carolina Department of Transportation (or other public governmental entity) in and to the legally enforceable right of ways) of South Hamilton Street together with rights, easements and limitations appurtenant thereto

Tract III (218-300 Steele Street)

16. Utility Easement Deed to City of High Point recorded in Book 6251, Page 2483, Guilford County Registry.

17. Right, title and interest of the North Carolina Department of Transportation (or other public governmental entity) in and to the legally enforceable right of way(s) of Steele Street together with rights, easements and limitations appurtenant thereto.

Tract IV (309 South Hamilton Street)

18. Right, title and interest of the North Carolina Department of Transportation (or other public governmental entity) in and to the legally enforceable right of way(s) of South Hamilton Street together with rights, easements and limitations appurtenant thereto.

Tract V (310-314 East Green Drive and 316R1 South Centennial Street)

19. Rights of those entitled in and to the non-exclusive easement described in Deed recorded in Book 2528, Page 236, Guilford County Registry.

20. Right, title and interest of the North Carolina Department of Transportation (or other public governmental entity) in and to the legally enforceable right of way(s) of East Green Drive and/or South Centennial Street together with rights, easements and limitations appurtenant thereto.

Exhibit 6.14

Excluded Contracts

None.

Exhibit 9.2(o)

Form of Tenant Estoppel Certificate

[See Attached]

TENANT ESTOPPEL CERTIFICATE

TO:	IHFC Properties, LLC and its respective successors and assigns (the “Owner”)

RE:	Premises known as and located at 210 East Commerce Avenue, , High Point, NC 27260 (the “Building”)

The undersigned,                                           (“Tenant”), does hereby certify to the Owner as follows:

1. Tenant is the tenant under that certain lease dated                     , between Tenant and IHFC Properties, LLC, as landlord (“Landlord”), as amended, modified or supplemented by N/A, leasing a portion of the Building (the “Premises”) as more particularly described in the said lease. Said lease, as so amended, modified or supplemented, is hereinafter referred to as the “Lease”.

2. The Lease is in full force and effect and, except as set forth above, has not been amended, modified or supplemented.

3. The Lease represents the entire agreement between Tenant and Landlord with respect to the leasing and occupancy of the Premises, and there are no other agreements or representations of any kind between Landlord and Tenant with respect thereto. Without limiting the foregoing, Tenant does not have any rights of first refusal for additional space, options to increase or relocate its space or options to purchase the Premises or any interest therein.

4. All obligations of Landlord to be performed or complied with by Landlord through the date hereof have been fully performed and complied with including, without limitation, any obligations of Landlord to prepare the Premises for Tenant’s occupancy and/or to pay Tenant all amounts owed by Landlord in connection with the Lease (for example: tenant improvement allowances). There exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Landlord in the performance of its obligations under the Lease.

5. There are no existing or future payments of any kind owed to Tenant in connection with the Lease except as follows:             .

6. All obligations of Tenant to be performed or complied with by Tenant through the date hereof have been fully performed and complied with and there exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Tenant in the performance of its obligations under the Lease.

7. The term of the Lease commenced on                     , and shall expire on                     , unless sooner terminated in accordance with the terms of the Lease. Tenant has no rights to extend the term of the Lease except as set forth below: N/A.

8. The current rent under the Lease is $             annually, payable in semi-annual installments due November 1st (date) and May 1st (date) and has been paid for the period through                      (date).

9. There are no existing offsets or defenses by Tenant to the payment of rent and other charges payable by Tenant or otherwise to the enforcement by Landlord of the Lease.

10. No security deposit or other security has been given to Landlord under the Lease.

11. There is no remaining free rent period or any unexpired concession in or abatement of rent.

12. Tenant is in sole possession of the Premises and has not assigned, sublet, pledged, mortgaged, transferred or otherwise conveyed all or any portion of its interest in the Premises or the Lease.

13. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or of any state or territory of the United States.

.

By:
Name:
Title:

Dated:             , 2011

Annex A

Form of Indemnity Escrow Agreement

[See Attached]

FORM OF INDEMNITY ESCROW AGREEMENT

INDEMNITY ESCROW AGREEMENT (this “Agreement”), made as of the      of             , 2011, by and among IHFC Acquisition Company LLC, a Delaware limited liability company (the “Purchaser”), the members of the Shareholder Representative Committee, whose names are set forth on the signature page hereto, and The Title Company of North Carolina, a North Carolina corporation (the “Escrow Agent”).

Preliminary Statement

Certain capitalized terms used herein have the meanings given such terms in section 1 hereof.

The Purchaser, International Home Furnishings Center, Inc., a North Carolina corporation (the “Company”), Bassett Furniture Industries, Incorporated (“Bassett”), Lincoln National Corporation (“Lincoln”) and R.B. Terry Charitable Foundation, Inc. (“R.B. Terry” and, together with Bassett and Lincoln, each a “Shareholder” and collectively, the “Shareholders”) have entered into that certain Stock Purchase Agreement, dated as of February 25, 2011 (the “Purchase Agreement”), pursuant to which the Purchaser purchased from the Shareholders, and the Shareholders sold and conveyed to the Purchaser, all of the issued and outstanding shares of capital stock of the Company (other than 1,000 shares of capital stock of the Company owned by Joseph P. Rawley which were sold to the Company or the Purchaser, as the Company’s assignee, pursuant to a separate purchase agreement on or prior to the date hereof), on the terms and conditions set forth therein.

Pursuant to Section 12.1 of the Purchase Agreement, (a) the Shareholder Representative Committee has the authority to take any and all actions that may be necessary or desirable, as determined by the Shareholder Representative Committee in its sole discretion, on behalf of the Shareholders in connection with the Purchase Agreement, including executing and delivering on its own behalf and on behalf of the Shareholders this Agreement, and (b) Robert H. Spilman, Jr., an individual, in his capacity as the Designated Shareholder Representative (or any successor Designated Shareholder Representative appointed in accordance with Section 12.1 of the Purchase Agreement), is vested with the right, power and authority to receive and deliver all notices, decisions, acts, consents, instructions and other communications on behalf of the Shareholder Representative Committee in connection with the Purchase Agreement and each agreement related thereto, including this Agreement.

Pursuant to Section 2.2 of the Purchase Agreement, the Purchaser has previously deposited with the Escrow Agent the sum of $5,000,000.00 (the “Downpayment”) pursuant to the terms of that certain Downpayment Escrow Agreement, dated as of February 25, 2011, by and among the Purchaser, the members of the Shareholder Representative Committee and the Escrow Agent (the “Downpayment Escrow Agreement”).

Pursuant to Section 2.3(c) of the Purchase Agreement, the parties thereto have agreed to establish and fund the Escrow Accounts in order to secure certain indemnification obligations under the Purchase Agreement running in favor of the Purchaser.

In accordance with Section 2.3(c) of the Purchase Agreement, the Purchaser, the members of the Shareholder Representative Committee and the Escrow Agent have agreed to enter into this Agreement to govern the deposit, receipt, holding, investment and disbursement of the Escrow Accounts, and accordingly agree as follows.

Agreement

1.	Defined terms. The following terms have the indicated meanings when used herein.

(a).	“2009 Tax Audit” means the pending Tax audit of the Company’s 2009 fiscal year.

(b).	“Agreement” has the meaning given to such term in the preamble of this Agreement.

(c).	“Bassett” has the meaning given to such term in the preliminary statement to this Agreement.

(d).	“Closing Date” means the Closing Date under the Purchase Agreement.

(e).	“Company” has the meaning given to such term in the preliminary statement to this Agreement.

(f).	“Designated Shareholder Representative” has the meaning given to such term in the Purchase Agreement.

(g).	“Direct Claim” has the meaning given to such term in the Purchase Agreement.

(h).	“Direction to Disburse” refers to any of the forms of joint written direction to disburse all or a portion of the Escrow Funds in an Escrow Account established and maintained hereunder.

(i).	“Distribution Percentage” of a Shareholder means the percentage listed opposite such Shareholder’s name on exhibit 1(i) hereto.

(j).	“Downpayment” has the meaning given to such term in the preliminary statement to this Agreement.

(k).	“Downpayment Escrow Agreement” has the meaning given to such term in the preliminary statement to this Agreement.

(l).	“Earnings” means all income and interest realized from the investments of any of the Escrow Funds.

(m).	“Escrow Account” means either of the Tax Escrow Account or the General Indemnity Escrow Account, and “Escrow Accounts” means the Tax Escrow Account and the General Indemnity Escrow Account.

(n).	“Escrow Agent” has the meaning given to such term in the preamble of this Agreement and includes any successor escrow agent appointed as such in accordance with section 10 hereof.

(o).	“Escrow Funds” means any of the Tax Escrow Funds or the General Indemnity Escrow Funds.

(p).	“Final Tax Settlement” has the meaning given to such term in the Purchase Agreement.

(q).	“General Indemnity Escrow Account” means the General Indemnity Escrow Account established pursuant to section 3(a)(ii) hereof.

(r).	“General Indemnity Escrow Amount” means $10,000,000.

(s).	“General Indemnity Escrow Funds” means the amount from time to time in the General Indemnity Escrow Account, including all Earnings thereon.

(t).	“Lincoln” has the meaning given to such term in the preliminary statement to this Agreement.

(u).	“Losses” has the meaning given to such term in the Purchase Agreement.

(v).	“Permitted Investments” has the meaning given to such term in section 4(b) hereof.

(w).	“Purchase Agreement” has the meaning given to such term in the preliminary statement to this Agreement.

(x).	“Purchaser” has the meaning given to such term in the preamble of this Agreement.

(y).	“Rated Bank” means any domestic commercial bank, trust company or national banking association which has a rating on its short-term certificates of deposit on the date of purchase of “A-I” or “A-l+” by S&P and “P-I” by Moody’s and maturing no more than 360 days after the date of purchase. A rating on a bank holding company shall not be considered as a rating of a bank subsidiary of that holding company for purposes of this definition.

(z).	“R.B. Terry” has the meaning given to such term in the preliminary statement to this Agreement.

(aa).	“Shareholder” and “Shareholders” have the meanings given to such terms in the preliminary statement to this Agreement.

(bb).	“Shareholder Representative Committee” has the meaning given to such term in the Purchase Agreement.

(cc).	“Tax” has the meaning given to such term in the Purchase Agreement.

(dd).	“Tax Escrow Account” means the Tax Escrow Account established pursuant to section 3(a)(i) hereof.

(ee).	“Tax Escrow Amount” shall be determined as follow:

(i).	if, on or prior to the Closing Date, a Final Tax Settlement has occurred, the Tax Escrow Amount shall be zero.

(ii).	if, on or prior to the Closing Date, a Final Tax Settlement has not occurred, the Purchaser and the Designated Shareholder Representative shall attempt to agree on an amount sufficient, with a reasonable margin of safety, to fully secure the Purchaser’s right to indemnification under Section 11.1(b)(vi). If agreement is reached prior to the Closing Date, the Tax Escrow Amount shall be the amount so agreed. If agreement is not reached prior to the Closing Date, the Tax Escrow Amount shall be $5,000,000.

(ff).	“Tax Escrow Funds” means the amount from time to time in the Tax Escrow Account, including all Earnings thereon.

(gg).	“Third-Party Claim” has the meaning given to such term in the Purchase Agreement.

2.	Appointment of the Escrow Agent. The Purchaser and the members of the Shareholder Representative Committee hereby appoint and designate the Escrow Agent to act as their escrow agent to receive, hold, invest and disburse the Escrow Funds in accordance with the terms of this Agreement. The Escrow Agent hereby accepts such appointment as the escrow agent and agrees to act as the escrow agent hereunder in accordance with the terms of this Agreement.

3.	Establishment of the Escrow Accounts.

(a).	Concurrently with the execution of this Agreement, the Purchaser has deposited or caused to be deposited with the Escrow Agent:

(i).	unless the Tax Escrow Amount is zero, the Tax Escrow Amount to be deposited by the Escrow Agent into the Tax Escrow Account.

(ii).	the General Indemnity Escrow Amount to be deposited by the Escrow Agent into the General Indemnity Escrow Account, a portion of which General Indemnity Escrow Amount shall, on the date hereof, be funded by the Escrow Agent’s transfer of the Downpayment into the General Indemnity Escrow Account as contemplated by Section 2.2 and Section 2.3(c) of the Purchase Agreement and by the Downpayment Escrow Agreement.

(b).	The Escrow Agent acknowledges receipt of the Tax Escrow Amount and the General Indemnity Escrow Amount and agrees to receive, hold, invest and disburse the Escrow Funds in accordance with the terms of this Agreement.

4.	Investment of the Escrow Funds.

(a).	The Escrow Agent shall invest and reinvest the Escrow Funds at the joint written direction of the Purchaser and the Designated Shareholder Representative, but only in Permitted Investments. Any such joint written direction shall be deliverable not more frequently than monthly, provided that the Purchaser and the Designated Shareholder Representative shall also be entitled to provide any such joint written direction upon maturity of any investment.

(b).	“Permitted Investments” means any of the following:

(i).	direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America.

(ii).	U.S. dollar denominated deposit accounts and certificates of deposits issued by any bank, bank and trust company, or national banking association, which such deposits are either:

(A).	insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or

(B).	with a Rated Bank.

(iii).	repurchase agreements with any Rated Bank.

(iv).	an institutional money market fund offered by Wachovia Bank.

(c).	If the Escrow Agent has not received a joint written direction from the Purchaser and the Designated Shareholder Representative at any time that an investment decision must be made, the Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no written direction has been received, in Permitted Investments described in section 4(b)(iv) above. Each of the foregoing investments shall be made in the name of the Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than 12 months. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to the Purchaser or the Designated Shareholder Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder.

(d).	All Earnings realized from the investments of any Escrow Fund shall become part of that Escrow Fund, and all investment losses realized on investments of any Escrow Fund shall be charged to the Escrow Accounts in which such investment was held.

(e).	The Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds or for loss in the value of any investment or reinvestment of the Escrow Funds made by the Escrow Agent pursuant to this Agreement in accordance with the terms hereof, including, but not limited to, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to such delays.

5.	Disbursement of Escrowed Funds. The Escrow Agent shall disburse the Escrow Funds only in accordance with the following provisions:

(a).	Release of Tax Escrow Funds. Promptly following (x) the Final Tax Settlement and (y) the final determination in accordance with the indemnification claims procedures set forth in Section 11.6 of the Purchase Agreement (including resolution of any disputes by mutual agreement or arbitration in accordance with Section 12.7 of the Purchase Agreement) of any amounts to which the Purchaser is entitled to indemnification and payment pursuant to Sections 6.10(e) and 11.1(b)(vi) of the Purchase Agreement, the Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent of a Direction to Disburse, substantially in the form of exhibit 5(a) hereto, directing the Escrow Agent to disburse from the Tax Escrow Account:

(i).	to the Purchaser or its designee, the amount, if any, of Taxes and Losses arising out of or relating to the 2009 Tax Audit for which the Purchaser is entitled to indemnification and payment pursuant to Sections 6.10(e) and 11.1(b)(vi) of the Purchase Agreement; and

(ii).	to each Shareholder, an amount equal to the product of: (1) such Shareholder’s Distribution Percentage and (2) the amount of any Tax Escrow Funds remaining after disbursement to the Purchaser of the amount set forth in section 5(a)(i) above.

(b).	Release of General Indemnity Escrow Funds to the Purchaser or the Purchaser’s Designee. Notwithstanding any release of General Indemnity Escrow Funds to the Shareholders as contemplated by section 5(c) below, promptly, and in any event within five (5) days following any final determination in accordance with the indemnification claims procedures set forth in Section 11.6 of the Purchase Agreement of any amounts to which the Purchaser is entitled to indemnification and payment pursuant to Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) or Section 11.1(b)(v) of the Purchase Agreement, the Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent of a Direction to Disburse, substantially in the form of exhibit 5(b) hereto, directing the Escrow Agent to disburse from the General Indemnity Escrow Account to the Purchaser or its designee any such amount to which the Purchaser is so entitled to indemnification and payment pursuant to such sections.

(c).	Release of General Indemnity Escrow Funds to the Shareholders.

(i).	18-Month Distribution Point – No Unresolved Claims.

(A).	If on the date 18 months following the Closing Date, there are no unresolved claims outstanding for indemnification for Losses under any of Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) or Section 11.1(b)(v) of the Purchase Agreement, then promptly following such date the Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent of a properly completed Direction to Disburse, substantially in the form of exhibit 5(c)(i) hereto.

(B).	Such Direction to Disburse shall specify the amount to be so distributed to each Shareholder, which amount shall equal the product of:

(1).	such Shareholder’s Distribution Percentage, and

(2).	50% of the General Indemnity Escrow Amount, less any amounts from the General Indemnity Escrow Account theretofore distributed by the Escrow Agent under the terms of section 5(b) of this Agreement.

(ii).	18-Month Distribution Point – Unresolved Claims.

(A).	If on the date 18 months following the Closing Date, there are unresolved claims outstanding for indemnification for Losses under any of Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) or Section 11.1(b)(v) of the Purchase Agreement, then promptly following such date the Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent of a properly completed Direction to Disburse, substantially in the form of exhibit 5(c)(ii) hereto.

(B).	Such Direction to Disburse shall specify the amount to be so distributed to each Shareholder, which amount shall equal the product of:

(1).	such Shareholder’s Distribution Percentage, and

(2).	50% of the General Indemnity Escrow Amount, less the sum of:

(a).	any amounts from the General Indemnity Escrow Account theretofore distributed by the Escrow Agent under the terms of section 5(b) of this Agreement, and

(b).	(i) an amount as mutually agreed by the Purchaser and the Designated Shareholder Representative to cover the Losses that the Purchaser has incurred or might reasonably be expected to incur as a result of such unresolved claims or (ii) to the extent that the Purchaser and the Designated Shareholder Representative cannot agree upon an amount as contemplated by clause (i) above, an amount that is sufficient, in the good faith judgment of the Purchaser and taking into account the availability of any insurance proceeds, to cover the Losses that the Purchaser has incurred or might reasonably be expected to incur as a result such unresolved claims; provided, that any such amount shall not exceed the aggregate amount specifically claimed with respect to any then unresolved Direct Claims or Third-Party Claims, if any.

(iii).	36-Month Distribution Point.

(A).	The Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent, on the date 36 months following the Closing Date, of a properly completed Direction to Disburse, substantially in the form of exhibit 5(c)(iii) hereto.

(B).	Such Direction to Disburse shall specify the amount to be so distributed to each Shareholder, which amount shall equal the product of:

(1).	such Shareholder’s Distribution Percentage, and

(2).	any remaining General Indemnity Escrow Funds then held in escrow by the Escrow Agent less:

(a).	an amount as mutually agreed by the Purchaser and the Designated Shareholder Representative to cover the Losses that the Purchaser has incurred or might reasonably be expected to incur as a result of any then unresolved claims outstanding for indemnification for Losses under any of Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) or Section 11.1(b)(v) of the Purchase Agreement; or

(b).	to the extent that the Purchaser and the Designated Shareholder Representative cannot agree upon an amount as contemplated by clause (a) above, an amount that is sufficient, in the good faith judgment of the Purchaser and taking into account the availability of any insurance proceeds, to cover the Losses that the Purchaser has incurred or might reasonably be expected to incur as a result of any then unresolved claims outstanding for indemnification for Losses under any of Section 11.1(b)(i), Section 11.1(b)(ii), Section 11.1(b)(iii), Section 11.1(b)(iv) or Section 11.1(b)(v) of the Purchase Agreement; provided, that any such amount shall not exceed the aggregate amount specifically claimed with respect to any then unresolved Direct Claims or Third-Party Claims, if any.

(C).	Any sums remaining in the General Indemnity Escrow Account after the distributions provided for in this section 5(c)(iii) shall remain in escrow pursuant to the terms of this Agreement until each Third-Party Claim, if any, is finally resolved through settlement or a non-appealable judgment of a court of competent jurisdiction and each Direct Claim, if any, is finally resolved by mutual agreement, arbitration or otherwise.

(iv).	Final Distributions.

(A).	Following final resolution of all such Third-Party Claims or Direct Claims described above in section 5(c)(iii)(C), the Designated Shareholder Representative and the Purchaser will cooperate in the preparation, execution and delivery to the Escrow Agent, within five (5) days of final resolution of all such Third-Party Claims or Direct Claims, of a properly completed Direction to Disburse, substantially in the form of exhibit 5(c)(iv) hereto.

(B).	Such Direction to Disburse shall specify the amount to be so distributed to each Shareholder, which amount shall be equal to the product of:

(1).	such Shareholder’s Distribution Percentage, and

(2).	the remaining balance, if any, of the General Indemnity Escrow Funds after all applicable Third-Party Claims or Direct Claims have been liquidated and distributed in accordance with the terms hereof.

(d).	Escrow Agent Obligation to Disburse. Upon receipt by the Escrow Agent of any Direction to Disburse described herein, duly executed by the Purchaser and the Designated Shareholder Representative, the Escrow Agent shall promptly, and in any event within two (2) business days of receipt of such Direction to Disburse, wire transfer to the accounts of the applicable parties or send by overnight mail a certified check in the manner and amounts specified in such Direction to Disburse; provided, that the aggregate amounts specified in any such Direction to Disburse shall not exceed the balance of the Escrow Funds then remaining in the applicable Escrow Account at such time.

6.	Notification of the Escrow Agent of a change in the Designated Shareholder Representative. Upon the death, disability or resignation of the Designated Shareholder Representative, the successor Designated Shareholder Representative appointed in accordance with section 12.1(d) or 12.1(e) of the Purchase Agreement shall so notify the Escrow Agent in writing. The Escrow Agent shall be entitled to rely on such written notice.

7.	Tax Matters; Earnings.

(a).	Payment of Taxes. Each Shareholder shall be liable for the payment of, and shall pay, its pro rata share of all income taxes due for any tax year upon any taxable Earnings earned during such tax year. Each Shareholder’s pro rata share shall be equal to the product of such Shareholder’s Distribution Percentage and the amount of any such taxable Earnings.

(b).	Reporting of Taxable Earnings. The Escrow Agent shall report on Forms 1099 or other appropriate forms each Shareholders’ taxable Earnings determined as provided in section 7(a) hereof.

(c).

Tax Distributions. During the term of this Agreement and subject to there being Escrow Funds available therefor, the Escrow Agent shall make a distribution to each Shareholder on or prior to February 28th of each calendar year in an amount equal to the product of such Shareholder’s Distribution Percentage and 100% of the taxable Earnings earned on the Escrow Funds during the preceding calendar year, subject to payment of any fees and reasonable out-of-pocket expenses of the Escrow Agent for such preceding calendar year pursuant to section 12 below. Concurrently with such distribution, the Escrow Agent shall provide the Purchaser with notice of the amount disbursed to each Shareholder and a schedule showing its calculation in regard thereto.

8.	Termination of the Escrow.

(a).	This Agreement shall terminate upon the earlier of:

(i).	the disbursement of all Escrow Funds in accordance with the terms hereof, and

(ii).	a written notice to that effect signed and delivered to the Escrow Agent by the Purchaser and the Designated Shareholder Representative, which notice shall specify how all Escrow Funds are to be distributed.

(b).	Upon receipt of notice under section 8(a)(ii) hereof, the Escrow Agent shall promptly distribute all Escrowed Funds in accordance with such notice.

9.	Disputes Regarding Deposit.

(a).	In the event that a demand is made by any person or entity upon the Escrow Agent to release any Escrow Funds in a manner other than as described in section 5 hereof, the Escrow Agent shall deliver a copy of the notice containing such demand to each of the Purchaser and the Designated Shareholder Representative and, if such demand is disputed by any of the other parties hereto in writing within three (3) business days of being notified of same, the Escrow Agent may:

(i).	petition (by means of an interpleader action or any other appropriate method) any state or federal court of competent jurisdiction located in the State of North Carolina, County of Guilford, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by applicable law, deliver any Escrow Funds to any such state or federal court of competent jurisdiction located in the State of North Carolina, County of Guilford, for holding and disposition in accordance with the instructions of such court, after deduction and payment to the Escrow Agent of all reasonable fees and expenses (including court costs and attorneys’ fees) payable to or incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder, or

(ii).	retain such Escrow Funds until one of the following events shall have occurred:

(A).	there shall have been served upon the Escrow Agent a final nonappealable order or judgment duly entered in a court of competent jurisdiction setting forth the party to whom and manner in which such Escrow Funds are to be released, in which event the Escrow Agent shall deliver such Escrow Funds in accordance with the terms of such order or judgment; or

(B).	the Purchaser and the Designated Shareholder Representative shall have delivered to the Escrow Agent a joint direction executed by both parties setting forth the party to whom and the manner in which such Escrow Funds are to be released, in which event the Escrow Agent shall release such Escrow Funds as set forth in such direction.

10.	Resignation and Removal of the Escrow Agent.

(a).	The Escrow Agent, or any successor, may resign from the performance of its duties hereunder at any time by giving 30 days’ prior written notice to the Purchaser and the Designated Shareholder Representative or may be removed, with or without cause, by the Purchaser and the Designated Shareholder Representative acting jointly at any time upon 30 days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein.

(b).

Upon any such notice of resignation or removal, the Purchaser and the Designated Shareholder Representative shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by the parties hereto. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties hereunder of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. In the event no successor Escrow Agent has been appointed on or prior to the 30th day following such written notice of resignation by the Escrow Agent, the Escrow Agent shall be entitled to petition (by means of an interpleader action or any other appropriate method) any state or federal court of competent jurisdiction located in the State of North Carolina, County of Guilford, to tender into the custody of any such state or federal court all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this agreement. The Escrow Agent shall have no responsibility for the appointment of a successor Escrow

Agent hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this agreement.

11.	Escrow Agent.

(a).	The Escrow Agent hereby agrees and covenants with the Purchaser and the Designated Shareholder Representative that it will perform all of its obligations under this Agreement and will not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement.

(b).	The Escrow Agent shall be obligated to act only in accordance with written instructions received by it arising out of or in connection with this Agreement and is authorized hereby to comply with any notices, directives, final orders, judgments or decrees of any court of competent jurisdiction and shall not be liable to any party hereto as a result of its compliance with the same.

(c).	Each of the Purchaser and each member of the Shareholder Representative Committee acknowledges and agrees that the Escrow Agent (i) shall be obligated only for the performance of such duties applicable to the Escrow Agent as specifically are set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder in accordance with the terms hereof and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (iv) may consult with counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(d).	The Escrow Agent, as a condition to any disposition of any of the Escrow Funds, may require a release by the Shareholders, the Company and the Purchaser of the Escrow Agent from any liability arising out of its execution or performance of this Agreement through the date of any such disposition, such release to be in a form reasonably satisfactory to the Escrow Agent and not to be unreasonably withheld or delayed.

(e).	The Escrow Agent shall be entitled to reimbursement jointly from the Purchaser, the Company and the Shareholders on demand for all reasonable expenses incurred in connection with the administration of the Escrow Accounts or in its capacity as Escrow Agent, including without limitation, payment of reasonable legal fees incurred by the Escrow Agent, if any, in connection with the resolution of any claim by any party hereunder.

(f).	Neither the Escrow Agent nor any of its directors, officers, partners, members or employees shall be liable to any person or entity for any action taken or omitted to be taken by it or any of its directors, officers, partners, members or employees hereunder except in the case of gross negligence or willful misconduct. The Purchaser and the Shareholders each agree to indemnify the Escrow Agent and hold it harmless from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability, unless such loss, liability or expense shall be caused by the Escrow Agent’s gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for indirect, special or consequential damages.

(g).	All indemnity obligations of the parties in favor of the Escrow Agent set forth above shall survive the termination of this Agreement.

(h).	Upon final disposition of the Escrow Funds in accordance with section 5 hereof, the Escrow Agent shall be relieved of all liability, responsibility and obligation with respect to or arising out of the Escrow Accounts or this Agreement.

(i).	Under this Agreement, the Escrow Agent is a depository only and shall have no liability for the holding, investment, disbursement, application or other disposition of any monies and/or documents received by the Escrow Agent other than to comply with the specific instructions, terms and provisions expressly set forth and/or provided for in this Agreement. The Escrow Agent shall not be responsible for any loss in the Escrow Accounts or with respect to any funds held, invested or disbursed by the Escrow Agent in accordance with this Agreement except as otherwise provided in section 4(e) hereof. The Escrow Agent shall not be responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of any instrument deposited with it hereunder, or for the form or execution thereof, or for the identity, authority or rights of any person executing or depositing the same. In accepting any monies and/or documents delivered to the Escrow Agent hereunder, it is agreed and understood that the Escrow Agent will not be called upon to construe any contract, instrument or document deposited herewith or submitted hereunder, but only to follow the specific instructions expressly set forth and/or provided for in this Agreement.

12.	Compensation of the Escrow Agent. The Shareholders and the Purchaser agree to compensate the Escrow Agent for performing its duties hereunder in accordance with exhibit 12 attached hereto. The Purchaser shall be responsible for 50% of the fees and reasonable out-of-pocket expenses of the Escrow Agent and the Shareholders (but only out of the General Indemnity Escrow Account) shall be responsible for the other 50%, which shall be withheld from the distribution of annual Earnings from the General Indemnity Escrow Account in accordance with section 7(c) above.

13.	Miscellaneous.

(a).	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that the Purchaser may transfer or assign this Agreement, in whole or in part, to one or more of its Affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such Affiliate or successor.

(b).	Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No other representation, inducement, promises, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(c).	Inconsistencies. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms of the escrow provisions of the Purchase Agreement, as between the Escrow Agent, the Purchaser and the members of the Shareholder Representative Committee, the terms and provisions of this Agreement shall govern and prevail.

(d).	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e).

Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser, the Designated Shareholder Representative and the Escrow Agent, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(f).	Time of the Essence. Time is of the essence with respect to all provisions of this Agreement.

(g).	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(h).	Notices. All notices, requests, demands, claims consents and other communications to any party hereunder (i) shall be in writing, signed by or on behalf of the party making the same, (ii) shall specify in writing the section under this Agreement pursuant to which it is given or made and (iii) shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next day delivery via a reputable nationwide courier service, in each case addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder:

To the members of the Shareholder Representative Committee, including the Designated Shareholder Representative:	Robert H. Spilman, Jr. Bassett Furniture Industries, Inc. P.O. Box 626 3525 Fairystone Park Highway Bassett, VA 24055 Facsimile No.: 276-629-6332 Email: robs@bassettfurniture.com

To the Purchaser:

c/o Nelson Mullins Riley & Scarborough LLP

Bank of America Corporate Center, 42nd Floor

100 North Tryon Street,

Charlotte, NC 28202-4007

Attn: John Nicholas Suhr, Jr. and John Springer

Email: Jay.Suhr@nelsonmullins.com;

John.Springer@nelsonmullins.com

To the Escrow Agent:

The Title Company of North Carolina

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attn: J.C. Hedgpeth, II, Senior Vice President, General Counsel

Facsimile No.: 336-631-8088

Telephone: 336-631-8004

Email: JHedgpeth@tcnc.biz

Any party may give any notice, request, demand, claim or other communication hereunder using personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(i).	Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j).	Further Assurances. From time to time at or after the Closing Date, at the other party’s request and without further consideration, each party shall execute and deliver to the other party such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

(k).	Collateral Agreements. The Escrow Agent shall not be deemed to have knowledge of or to be bound in any way by any contract or agreement between the other parties hereto (other than with respect to this Agreement), including, but not limited to, the Purchase Agreement, whether or not the Escrow Agent has actual knowledge of any such contract or agreement or of its terms and conditions.

14.	Identifying Information. The Purchaser, each Shareholder and each member of the Shareholder Representative Committee agrees to provide any information requested by the Escrow Agent in connection with the USA Patriot Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

[Signature Page to Indemnity Escrow Agreement]

MEMBERS OF THE SHAREHOLDER REPRESENTATIVE COMMITTEE:

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

Charles C. Cornelio

Walter W. Craigie

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Indemnity Escrow Agreement]

ESCROW AGENT:

The Title Company of North Carolina

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 1(i)

Shareholders Distribution Percentages

Shareholder	Distribution Percentage
Bassett Furniture Industries, Incorporated	46.952%
Lincoln National Corporation	29.134%
R.B. Terry Charitable Foundation, Inc.	23.914%

TOTAL	100.000%

Exhibit 5(a)

Form of Direction to Disburse to Purchaser or Purchaser Designee

from the Tax Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(a) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the Tax Escrow Account the following amounts:

1. to the Purchaser or its designee, an amount equal to $            , such amount to be transmitted by wire transfer to the following account: [account information to be supplied].

2. [Insert amounts to be funded to each Shareholder and appropriate account information].

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 5(b)

Form of Direction to Disburse to the Purchaser or Purchaser Designee

from the General Indemnity Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(b) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the General Indemnity Escrow Account an amount equal to $            , such amount to be transmitted by wire transfer to the following account of the Purchaser or the Purchaser’s designee:

[account information to be supplied]

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 5(c)(i)

Form of Direction to Disburse to the Shareholders

from the General Indemnity Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(c)(i) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the General Indemnity Escrow Account the following amounts by wire transfer to the accounts of the Shareholders indicated below:

[Insert amounts to be funded to each Shareholder in accordance with section 5(c)(i) and appropriate account information].

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 5(c)(ii)

Form of Direction to Disburse to the Shareholders

from the General Indemnity Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(c)(ii) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the General Indemnity Escrow Account the following amounts by wire transfer to the accounts of the Shareholders indicated below:

[Insert amounts to be funded to each Shareholder in accordance with section 5(c)(ii) and appropriate account information].

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 5(c)(iii)

Form of Direction to Disburse to the Designated Shareholder Representative

from the General Indemnity Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(c)(iii) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the General Indemnity Escrow Account the following amounts by wire transfer to the accounts of the Shareholders indicated below:

[Insert amounts to be funded to each Shareholder in accordance with section 5(c)(iii) and appropriate account information].

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 5(c)(iv)

Form of Direction to Disburse to the Designated Shareholder Representative

from the General Indemnity Escrow Account

To: The Title Company of North Carolina, as Escrow Agent

102 West 3rd Street, Suite 500

Post Office Box 20183

Winston-Salem, NC 27120-0183

Attention: J.C. Hedgpeth, II

[Date]

Reference is made to the escrow agreement, dated as of [—][—], 2011 (“Escrow Agreement”), by and among IHFC Acquisition Company LLC, a Delaware limited liability company, as the Purchaser, The Title Company of North Carolina, a North Carolina corporation, as the Escrow Agent and each member of the Shareholder Representative Committee. Certain capitalized terms used herein and defined in the Escrow Agreement have the same meanings herein as therein.

In accordance with section 5(c)(iv) of the Escrow Agreement, each of the undersigned hereby directs you to disburse from the General Indemnity Escrow Account the balance of such General Indemnity Escrow Account after liquidating all investments therein in the following amounts and to the following accounts of the Shareholders:

[Insert amounts to be funded to each Shareholder in accordance with section 5(c)(iv) and appropriate account information].

DESIGNATED SHAREHOLDER REPRESENTATIVE:

Robert H. Spilman, Jr.

PURCHASER:

IHFC ACQUISITION COMPANY LLC

By:
Name:
Title:

[Signature Page to Indemnity Escrow Agreement]

Exhibit 12

Compensation of Escrow Agent

An annual fee not to exceed $2,500 for administering this Agreement is payable in advance at the time of closing and, if applicable, will be invoiced each year to the appropriate parties on the anniversary date of the closing of the Agreement.

Out-of-pocket expenses such as, but not limited to, postage, courier, insurance, overnight mail, insurance, money wire transfer, long-distance telephone charges, facsimile, stationery, travel, legal or accounting, etc., will be billed at cost.

These fees do not include extraordinary services which will be priced according to time and scope of duties. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Agreement.

It is acknowledged that the schedule of fees shown above is acceptable for the services mutually agreed upon and the parties to the Agreement hereby authorize the Escrow Agent to perform the escrow services in accordance with the terms and conditions of the Agreement.

[Signature Page to Indemnity Escrow Agreement]